                                                                    EXHIBIT 10.4

                            DATED February 25, 1998



                         INSIGNIA FINANCIAL GROUP, INC.

                                    - and -

                           ANDREW HUNTLEY AND OTHERS




                    ----------------------------------------

                         DEED OF WARRANTY AND INDEMNITY
                          collateral to offers for the
                           whole of the issued share
                     capital of Richard Ellis Group Limited

                    ----------------------------------------



                              ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                                London EC2A 2HA

                              Tel:  0171-638 1111
                              Fax:  0171-972 7990


                                 PVB/I31200067

                                    CONTENTS

CLAUSE                                                                      PAGE
1.     INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.     WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
3.     YOUR WATCH INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.     NAME INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
5.     SURMIA INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
6.     PENSIONS INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . 12
7.     GROSS UP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
8.     EARN OUT PROTECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . 14
9.     MANAGEMENT OF THE GROUP POST COMPLETION  . . . . . . . . . . . . . . . 18
10.    COVENANTORS' REPRESENTATIVE  . . . . . . . . . . . . . . . . . . . . . 19
11.    ANNOUNCEMENTS, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . 21
12.    COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
13.    EFFECT OF COMPLETION . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.    WAIVER, AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . 22
15.    FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . 22
16.    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
17.    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
18.    GOVERNING LAW AND JURISDICTION . . . . . . . . . . . . . . . . . . . . 23
19.    INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
20.    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
SCHEDULE 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
SCHEDULE 2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
Warranty and Indemnity Defences . . . . . . . . . . . . . . . . . . . . . . . 65
SCHEDULE 3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
Taxation Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
SCHEDULE 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
The Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
SCHEDULE 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
Part A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
Part B  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90

THIS DEED  is made on

                                     1998

BETWEEN:-

(1) INSIGNIA FINANCIAL GROUP, INC. whose registered office is at One Insignia Financial Plaza, Greenville, South Carolina 29601 (the "OFFEROR"); and

(2) The Shareholders (other than the B Ordinary Shareholders) and the holders of Options who accept the Offers contained in the Offer Document (the "COVENANTORS").

(together the "PARTIES")

RECITALS

(A) Richard Ellis Group Limited ("REGL") is a private company incorporated in England under the Companies Acts under number 3350437.

(B) The Covenantors are at the date hereof the registered holders and/or beneficial owners of all of the Covenantors' Shares.

(C) The Offeror has made an offer to acquire all of the Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Convertible Shares of the Company issued and to be issued subject to, and on the terms set out in, the Offer Document. The Offeror has also made the Cancellation Alternative Offer to participants holding outstanding options under the REGL Wider Share Ownership Scheme for shares in the Company.

(D) The Covenantors have warranted to the Offeror in the terms of the Warranties to the intent that the Offeror should rely on such Warranties in making the Offers.

(E) Irrevocable undertakings have been given to the Offeror by certain Covenantors and other Shareholders to accept the Offers with the intention of inducing the Offeror to make the Offer.

(F) The obligations contained in this Deed are part of the Offers and the signing and returning of the form of acceptance in accordance with the Offer Document includes the giving of a power of attorney for the purpose of signing this Deed on a Covenantor's behalf as confirmation of the obligations set out herein.

THE PARTIES AGREE AS FOLLOWS:-

1.       INTERPRETATION

1.1 The following provisions shall have effect for the interpretation of this Deed, in addition to the definitions included within the text of this Deed.

1.2 The following words and expressions and abbreviations shall, unless the context otherwise requires, have the following meanings:-

         "ACCOUNTS" means the consolidated financial statements of the Company, comprising the consolidated balance sheet, profit and loss account and cash flow statement of the Group, together with the notes thereon as at and for the six month period ended on the Accounts Date;

         "ACCOUNTS DATE" means 31 October 1997;

         "AMOUNT OF THE RELEVANT CLAIM" means the amount Finally Determined or agreed by the Offeror and the Covenantors' Representative;

         "APPROPRIATE PROPORTION" has the meaning set out in paragraph 1(d) of
         Schedule 2;

         "ASSOCIATED COMPANY" has the meaning set out in Sections 416 et seq. T.A.;

         "BASE AMOUNT" has the meaning ascribed to it in Appendix III of the Offer Document (as amended from time to time by agreement between the Offeror and the Covenantors' Representative);

         "BUDGET" means the financial budget of the Company for the year ending 31 December 1998, to be approved by the Offeror;

         "BUSINESS" means the businesses presently carried on by the Group being those of real estate property advisers and related activities, and any businesses acquired by the Group and not rejected under Clause 8.1(p);

         "BUSINESS DAY" means a day on which clearing banks in both London and New York are open for normal banking business;

         "BUSINESS PLAN" means the qualitative analysis of the Budget for the forthcoming financial year, as approved in writing by the Offeror;

         "B ORDINARY SHARES" means the B class of ordinary shares of the Company created by a shareholders' resolution passed on 20 February1998 and designated "B Ordinary Shares";

         "B ORDINARY SHAREHOLDERS" means the holders of B Ordinary Shares;

         "C ORDINARY SHARES" means the C class of ordinary shares of the Company created by a shareholders' resolution passed on 20 February 1998 and designated "C Ordinary Shares";

         "CAA" means the Capital Allowances Act 1990;

         "CANCELLATION ALTERNATIVE" means the cancellation alternative offered to participants holding Options under the REGL Wider Share Ownership Scheme whereby, conditional on the Offers becoming unconditional, the holders of Options will receive cash and Deferred Loan Notes in exchange for cancellation of the Options held;

         "COMMON STOCK" means Class 'A' common stock of $0.01 par value each in the capital of the Offeror;

         "COMPANY" means the company described in Recital (A) and, for the purposes of the Indemnities and Schedule 1 includes the Richard Ellis Partnership prior to the transfer of the business and assets of the business to the Company on 1 May 1997, and the Subsidiaries, all of them and each of them as the context admits;

         "COMPANIES ACTS" as defined in Section 744 of the Companies Act 1985, together with the Companies Act 1989;

         "COMPLETION" means the opening of business on the business day after the Offers become or are declared unconditional in all respects;

         "COMPLETION ACCOUNTS" means the unaudited consolidated financial statements of the Company comprising the consolidated balance sheet, profit and loss account and cash flow statement of the Group, together with the notes thereon as at the end of the period ended on the Completion Accounts Date and compiled in accordance with Schedule 5;

         "COMPLETION ACCOUNTS DATE" means the last day of that month which is closest to the date of Completion;

         "CONNECTED PERSON" means a person shall be deemed to be connected with another if that person is connected with another within the meaning of
         Section 839 T.A.;

         "CONSIDERATION" means the total consideration to be paid by the Offeror pursuant to the Offer Document;

         "CONVERTIBLE SHARES" means convertible shares in the capital of the Company as specified in the Document of Company Details;

         "COVENANTORS' REPRESENTATIVE" means the person appointed pursuant to Clause 10;

         "COVENANTORS' SHARES" means the Shares of which the Covenantors are the registered holders and/or beneficial owners;

         "COVENANTORS' SOLICITORS" means Messrs Gouldens, 22 Tudor Street, London EC4Y OJJ;

         "DEFERRED LOAN NOTES" means the loan notes to be issued by the Offeror pursuant to the terms set out in the Offer Document;

         "DISCLOSURE LETTER" means a letter as of the date the Offers are made pursuant to the Offer Document together with the agreed bundle addressed by the Covenantors' Solicitors on behalf of the Covenantors to the Offeror's Solicitors on behalf of the Offeror limiting the scope of the Warranties;

         "DISTRIBUTION" means a distribution as defined by Sections 209 to 211 (inclusive), T.A. and Section 418 T.A.;

         "DOCUMENT OF COMPANY DETAILS" means the agreed document containing the details of the Company and Subsidiaries including specific information in respect of the Shares, Convertible Shares, Options, B Ordinary Shares and C Ordinary Shares.

         "EARN OUT" means that part of the Consideration potentially achievable by the Covenantors in the form of Deferred Loan Notes;

         "ENCUMBRANCE" means any mortgage, charge (whether fixed or floating), pledge, lien, security interest or other third party right or interest (legal or equitable) over or in respect of the relevant asset, security or right;

         "ERA" has the meaning defined in Warranty D.1 of Schedule 1;

         "ESCROW AGENT" means the agent appointed by the Offeror in accordance with the terms of the Escrow Mandate for the purpose of administering the Escrow Fund;

         "ESCROW MANDATE" means the Escrow Mandate in the agreed form entered into by the Offeror and The Royal Bank of Scotland or such other financial institution as shall be reasonably acceptable to the Covenantors' Representative, as escrow agent, and certain shareholders of the Company;

         "ESCROW FUND" means the fund operated pursuant to the Escrow Mandate;

         "FINAL DETERMINATION" and "FINALLY DETERMINED" means a final decision of a court or tribunal of competent jurisdiction from which there is no appeal or the right to appeal has not been made within the applicable time limit exclusive of any extension of time granted at the discretion of the Court;

         "GROUP" means the Company and the Subsidiaries;

         "HOLDING COMPANY" has the meaning set out in Section 736 Companies Act 1985;

         "THE INDEMNITIES" means the indemnities set out in Clauses 3, 4, 5 and 6 of this Deed;

         "I.T.A." means the Inheritance Tax Act 1984;

         "INTELLECTUAL PROPERTY" means the following in any part of the world which, or the subject matter of which are used in the Business as conducted at the date hereof:-

         (i) patents, trade or service marks (whether registered or not), registered designs, business names and applications and rights to apply for registrations of any of the same;

         (ii) copyrights, typographical rights, unregistered design rights, rights in databases and all rights in the nature of the same;

         (iii)  know-how, inventions and confidential information; and

         (iv) all intellectual property rights of a similar nature in any jurisdiction howsoever called;

         "MANAGEMENT" means Messrs Huntley, Froggatt, Ellingham, Harvey and Osman and, if any of them leaves employment with the Group, such individual in employment with the Group as the others choose to replace the person leaving;

         "MARKET PRICE" as of any date means the average of the closing price of the Common Stock over the five business days prior to such date;

         "NET ASSET VALUE" means the amount determined on the basis set forth on the consolidated balance sheet of the Group included in the Accounts less work-in-progress and intangible assets, provided, however, that any net assets or liabilities included on such balance sheet attributable to the Transaction Loyalty Bonus, the REGL 1997 Unapproved Share Option Scheme or any amounts comprising the Offers and other consideration payable to the holders of B Ordinary Shares, in each case net of any tax benefit therefrom, shall not be reflected in the calculation of Net Asset Value, nor shall any capital provided to the Group by the Offeror be included in such Net Asset Value.

         "NON-ALTERNATIVE STOCK" means the Common Stock save for the Common Stock issued as part of the Common Share Alternative (as that term is defined in the Offer Document);

         "OFFERS" means the offers made subject to and on the terms of the Offer Document;

         "OFFER DOCUMENT" means the document which contains the Offers made by the Offeror for, inter alia, the Shares;

         "OFFEROR'S GROUP" means the Offeror and its subsidiaries and subsidiary undertakings from time to time;

         "OFFEROR GROUP'S BUSINESS" means the business of the Offeror's Group after Completion;

         "OFFEROR'S SOLICITORS" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

         "OPTIONS" means the outstanding options to subscribe for Shares;

         "ORDINARY SHARES" means the class of ordinary shares of the Company;

         "PARTNERSHIP ACCOUNTS" means the audited financial accounts of the Richard Ellis partnership prepared for the financial year ended 30 April 1997;

         "PENSION FUND INDEMNITY" means the indemnity set out in Clause 6;

         "PRINCIPAL AMOUNT OF DEFERRED LOAN NOTES TO BE ISSUED" shall have the meaning ascribed to it in the Offer Document;

         "PROPERTIES" means the properties described in Schedule 4;

         "PENSION SCHEMES" has the meaning defined in Warranty F.1 of Schedule
         1;

         "RELEVANT BENEFITS" has the meaning defined in Warranty F.1. of
         Schedule 1;

         "REGL MODIFIED PRE-TAX PROFIT" has the meaning ascribed to it in Appendix III of the Offer Document (as amended from time to time by agreement between the Offeror and the Covenantors' Representative);

         "REGL WIDER SHARE OWNERSHIP SCHEME" means the REGL Wider Share Ownership Scheme;

         "SCHEDULE OF LIABILITIES" means the schedule of liabilities and provisions agreed between the Offeror and the Board of the Company and which is set out in Schedule 5, Part B;

         "SCHEMES" has the meaning set out in Warranty D.2 of Schedule 1;

         "SHAREHOLDERS" means the holders of the Shares;

         "SHARES" means the whole of the issued and to be issued share capital of the Company as specified in the Document of Company Details;

         "SUBSIDIARY" has the meaning set out in Section 736 of the Companies Act 1985;

         "SUBSIDIARY" means a subsidiary undertaking of the Company;

         "SUBSIDIARY UNDERTAKING" has the meaning set out in Section 258 Companies Act 1985 as amended by the Companies Act 1989;

         "T.A." means the Income and Corporation Taxes Act 1988;

         "TAX RETURN" means any return, report or similar statement required to be filed by or with respect to any Tax, (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax;

         "T.C.G.A." means the Taxation of Chargeable Gains Act 1992 and any reference thereto shall include any enactment repealed or modified thereby;

         "TAX" OR "TAXATION" means:-

         (a) any supranational, national, federal, state, local or other tax, custom duty, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever, whether domestic or foreign, and any fine, penalty or interest connected therewith, including (without prejudice to the foregoing) corporation tax, advance corporation tax, national insurance and social security contribution, capital gains tax, inheritance tax, petroleum revenue tax, value added tax, turnover tax, customs excise and import duties, stamp duty, stamp duty reserve tax, property tax, excise tax, franchise tax, payroll tax, withholding tax, transfer tax, net worth tax or registration tax, or environmental tax and any other payment whatsoever which the Company is or may be or become bound to make to any person by reason of any taxation statutes but excluding rates and water rates; and

         (b) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax sharing arrangement or Tax indemnity arrangement or any secondary liability of the Company arising as a result of the failure by the Covenantors or any person connected with any of them to discharge or pay any liability for tax;

         "TAXATION STATUTES" means all statutes, decrees, orders and regulations, whether domestic or foreign, providing for or imposing any Tax;

         "TAXATION AUTHORITY" means any local, municipal, governmental, state, federal or fiscal revenue, customs or excise authority, body or official anywhere in the world having powers or authority in relation to Tax;

         "TAXATION INDEMNITY" means the indemnities set out in Schedule 3;

         "V.A.T.A." means the Value Added Tax Act 1994;

         "VAT LEGISLATION" has the meaning defined in Warranty I.42 of Schedule
         1;

         "WARRANTIES" means the warranties set out in Schedule 1.

1.3 References to "F.A." followed by a stated year mean the Finance Act of that year.

1.4 References to income being earned accrued or received before a particular date shall include deemed income treated as earned accrued or received prior thereto.

1.5 References to the parties hereto include their respective permitted assignees and/or the respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

1.6 References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals. Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.7 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.8 Headings to clauses, sub-clauses and paragraphs and descriptive notes in brackets relating to provisions of taxation statutes are for information only and shall not form part of the operative provisions of this Deed and shall be ignored in construing the same.

1.9 References to Recitals, Clauses, Schedules are to recitals to, clauses of and schedules to this Deed. The Recitals and Schedules form part of the operative provisions of this Deed and references to this Deed shall, unless the context otherwise requires, include references to the Recitals and the Schedules.

1.10 Each of the Warranties in Schedule 1 expressed to be given "to the best of the knowledge and belief of the Covenantors" or "so far as the Covenantors are aware" or otherwise qualified by reference to the knowledge of the Covenantors shall be deemed to be given by reference to the knowledge of the Management, the Management having made all reasonable enquiries to establish the truth and accuracy of each statement.

1.11 The obligations and liabilities of the Covenantors under this Deed are given on a several basis.

2.       WARRANTIES

2.1 The Covenantors warrant to the Offeror in the terms of the Warranties and so that the remedies of the Offeror in respect of any breach of any of the Warranties shall continue to subsist notwithstanding completion of the acquisition of the Shares.

2.2 Any information supplied by or on behalf of the Group to the Covenantors or their agents or accountants, solicitors or other advisers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of the Company or the Subsidiaries shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Group or any of the Subsidiaries and the Covenantors hereby waive any and all claims which they might otherwise have against the Group or any of their respective agents or employees in respect thereof.

2.3 The provisions of Schedule 2 shall be operative provisions of this Deed and deemed incorporated in the body hereof.

2.4 Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary in this Deed (including
         Schedule 2) or the Disclosure Letter) shall not be limited by the terms of any of the other Warranties or by any other term of this Deed.

2.5 The Covenantors shall be under no liability under the Warranties in relation to any matter forming the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter, the Schedule of Liabilities or in the Accounts or expressly provided for or stated to be exceptions under the terms of this Deed. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties unless the same is included or referred to in the Disclosure Letter.

2.6 No information relating to the Company or the Subsidiaries of which the Offeror has knowledge (actual or constructive), subject to Clause
         2.5 above, and no investigation by or on behalf of the Offeror shall prejudice any claim by the Offeror under the Warranties or Indemnities or otherwise under this Deed or operate to reduce any amount recoverable thereunder.

2.7 The Covenantors acknowledge that the Offeror has made the Offers in reliance upon the Warranties, the Indemnities and the Taxation Indemnity, contained in this Deed; however the Offeror acknowledges that it shall have no right of rescission after Completion for breach of any of the Warranties and the Offeror's only remedy will be in damages.

2.8 Each of the Covenantors shall give to the Offeror and its representatives (insofar as they are reasonably able so to do) both before and after Completion all such information and documentation relating to the Company and its Subsidiaries as he/it has in his/its possession or control and as the Offeror shall reasonably require to enable it to satisfy itself as to the accuracy and observance of the Warranties.

2.9 In the event the Offeror makes a relevant claim under the Warranties and if such claim has been Finally Determined or agreed by the Offeror and the Covenantors' Representative there shall be added to the Amount of the Relevant Claim all reasonable third party costs of making, investigating, pursuing and enforcing that claim against the Covenantors.

3.       YOUR WATCH INDEMNITY

3.1 Subject to Clause 3.2 and Schedule 2 (and, for the avoidance of doubt, notwithstanding any information provided pursuant to the Disclosure Letter) each Covenantor covenants severally with the Offeror that he will pay, as the Offeror may direct to the Company or relevant Subsidiary as the case may be, his appropriate proportion of an amount or amounts (on a pound for pound basis) equal to:

         (a) the amount or amounts of any payments made by the Offeror, Company or any Subsidiary to third parties as a result of any dispute with or claim made by a third party (not being the Offeror or any member of the Offeror's Group) in relation to the Company or the Subsidiaries arising out of or in respect of any event, act or omission occurring on or prior to the date of Completion;

         (b) the amount or amounts of any and all third party costs and expenses reasonably incurred or payable by the Offeror, the Company or any Subsidiary in connection with investigating, assessing, contesting or in settlement of any dispute or claim referred to in paragraph (a) above or in connection with all proceedings in relation thereto or steps taken to avoid or mitigate the same.

3.2 Any claim relating to Tax shall be dealt with under the terms of the Taxation Indemnity and not under this Clause 3.

4.       NAME INDEMNITY

4.1 Subject to Schedule 2, notwithstanding any information provided pursuant to the Disclosure Letter, each Covenantor shall indemnify and keep indemnified the Offeror and/or the Company and/or each Subsidiary, and/or its or their officers, servants and/or agents (the "INDEMNIFIED PARTIES") against his appropriate proportion of any and all liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever (including without limitation any indirect or consequential loss whatsoever) ("LIABILITIES") incurred or suffered by the Indemnified Parties arising out of any contractual or tortious proceedings brought by or against the Indemnified Parties which claim actual or alleged infringement of statutory or common law rights in the RICHARD ELLIS name and mark in the UK ("PROCEEDINGS") where it follows from a Final Determination of a court or tribunal of competent jurisdiction that the Company does not have the exclusive right to use the RICHARD ELLIS name and mark in relation to the Business in the United Kingdom. Unless and until any such Final Determination the Covenantors shall have no liability to the Indemnified Parties under this Clause other than the liability to pay costs under Clause 4.2(e) below. For the avoidance of doubt, the Covenantors shall have no liability under this Clause 4 or otherwise to compensate or indemnify any of the Indemnified Parties in relation to any Liabilities suffered or incurred by any of the Indemnified Parties if and to the extent that they arise as a result of the Company and/or any Subsidiary not having the exclusive right to use the RICHARD ELLIS name and mark (a) in the United Kingdom in relation to any business other than the Business; and/or (b) outside of the United Kingdom.

4.2 In relation to Clause 4.1 above, in the event that Proceedings are threatened or commenced:-

         (a) the Offeror shall as soon as reasonably practicable give the Covenantors' Representative reasonable details of the Proceedings and shall at all times promptly give to the Covenantors' Representative and professional advisers appointed by the Covenantors' Representative all material information and copies of documents in its or the Company's possession or under its or the Company's control relevant to the Proceedings as may be reasonably requested by the Covenantors' Representative from time to time;

         (b) the Offeror shall consult with the Covenantors' Representative in relation to all material aspects of the Proceedings and afford the Covenantors' Representative every opportunity to comment in relation to the Proceedings which the Offeror will take reasonable consideration of in the handling of the Proceedings;

         (c) the Offeror will not and shall procure that no other of the Indemnified Parties shall make an admission, agreement, settlement or compromise or other action in relation to the Proceedings without the prior written consent of the Covenantors' Representative (not to be unreasonably withheld);

         (d) the Offeror and/or the Company and/or each Subsidiary shall use all commercially reasonable endeavours to mitigate the amount of any liability (whether actual or contingent) on the part of the Covenantors under this Clause 4; and

         (e) if, following a final decision at first instance by a court or tribunal of competent jurisdiction (which, for the avoidance of doubt, shall not include a decision made pursuant to any interim motions or applications), it follows that the Company does not have the exclusive right to use the RICHARD ELLIS name and mark in relation to the Business in the United Kingdom (an "ADVERSE FINDING"), the Covenantors' Representative shall have the right to require those of the Indemnified Parties which are parties to the Proceedings to appeal such Adverse Finding (in the absence of an appeal by the Indemnified Parties) until such time as there has been a Final Determination Provided That the Covenantors shall bear the legal costs out of the Escrow Fund of all appeals made against any such Adverse Finding which the Indemnified Parties are required to make by the Covenantors. If it subsequently follows from a Final Determination that the Company has the exclusive right to use the RICHARD ELLIS name and mark in relation to the Business in the United Kingdom then to the extent that the Covenantors do not recover the full amount of the costs incurred by them in relation to all such appeals, the Offeror shall forthwith reimburse the amount of any shortfall to the Covenantors.

4.3 The benefit of this indemnity may be assigned to any purchaser of all or substantially all of the business of the Company, whether by sale of shares or assets.

4.4 For the purpose of this Clause 4, a "Final Determination" shall mean a final decision of a court or tribunal of competent jurisdiction from which there is no appeal or from which the Covenantors have notified the Offeror that they do not wish the final decisions to be appealed.

5.       SURMIA INDEMNITY

         Subject to Schedule 2 (and, for the avoidance of doubt, notwithstanding any information provided pursuant to the Disclosure Letter) each Covenantor covenants severally with the Offeror that he will pay to the Offeror (or as the Offeror may direct, to the Company or relevant Subsidiary as the case may be) his appropriate proportion of an amount or amounts (on a pound for pound basis) equal to the amount or amounts of sums demanded from the Company or any Subsidiary by or on behalf of the Surveyors Mutual Insurance Association Limited (or its successors or assigns) (together "SURMIA") and/or of any other liability of the Company or any Subsidiary and/or of any payment made by the Company or any Subsidiary to or in respect of SURMIA, including for the avoidance of doubt liabilities or payments pursuant to indemnities given by the Company or any Subsidiary in relation to SURMIA, to the extent that the aggregate of such demands, liabilities and payments exceeds L.207,866 as provided for in the Accounts plus L.17,530 disclosed in Part B of Schedule 5. For the avoidance of doubt, under this Clause 5, the Offeror, the Company or any Subsidiary as the case may be, shall be entitled to be indemnified upon the making of any demand by or on behalf of SURMIA or upon the notification of any other liability, and without the Company or any Subsidiary as the case may be having first made payment thereof, nor, in the absence of manifest error, shall the Offeror, the Company or any Subsidiary be required to challenge or otherwise question the demand or the amount of any other liability or payment in order to be entitled to indemnity in respect thereof.

6.       PENSIONS INDEMNITY

6.1 The Offeror shall procure that an actuarial valuation ("THE 1999 VALUATION") of the Richard Ellis Retirement Fund ("THE FUND") is carried out as at 1 May 1999 ("THE 1999 VALUATION DATE") no later than 30 June 1999 using the same assumptions as are set out in the draft valuation report of the Fund dated 4 December 1997 ("THE VALUATION REPORT") and on the further assumptions that:-

         (a) the Company and its Subsidiaries have continued to pay contributions to the Fund to the 1999 Valuation Date at the rate recommended in the Valuation Report;

         (b) benefits have not been improved from those applying at the date of Completion;

         (c) basic salaries have increased at the lower of the rate assumed in the Valuation Report and the actual rate of increase since the date of Completion;

         (d) the Final Salary Section of the fund continues to remain closed to new entrants, provided it is legal and proper to do so.

6.2 In the event that the 1999 Valuation reveals that the value of the assets of the Fund does not exceed the value of the benefits which are payable from the Fund in respect of service to 1 May 1999 (such shortfall being referred to herein as "THE 1999 DEFICIT") the Offeror shall be entitled to procure that a further actuarial valuation of the Fund is carried out as at the date of Completion using the same assumptions as are set out in the Valuation Report ("THE COMPLETION VALUATION") no later than 31 August 1999.

6.3 In the event that the Completion Valuation reveals that the value of the assets of the Fund does not exceed the value of the benefits which are payable from the Fund in respect of service to the date of Completion (such shortfall being referred to herein as the "COMPLETION DEFICIT") and subject to Schedule 2 (and for the avoidance of doubt notwithstanding any information provided pursuant to the Disclosure Letter) each Covenantor covenants severally with the Offeror that he will pay as the Offeror may direct to the Company or the relevant Subsidiary, as the case may be, his appropriate proportion of an amount equal to the lower of the Completion Deficit and the 1999 Deficit ("THE SHORTFALL").

6.4 The Offeror shall procure that the Company and/or the relevant Subsidiary shall forthwith upon receipt of the Shortfall pay an equivalent amount to the Fund subject to Inland Revenue approval not being prejudiced.

6.5 In the event that any liability of the Company and/or the relevant Subsidiary to corporation tax is reduced as a result of any contribution to the Fund (by the Company and/or the relevant Subsidiary to the Fund as envisaged in Clause 6.4 derived from payment made under Clause 6.3) the Offeror shall procure that the Company and/or the relevant Subsidiary shall repay to each of the Covenantors his appropriate proportion of an amount equal to the corporation tax saving thereby arising to the Company and such repayment shall be made on the day or days on which the corporation tax thereby saved would otherwise have been due and payable.

7.       GROSS UP

7.1 Where the Covenantors are obliged to indemnify the Offeror, the Company or any Subsidiary (the "INDEMNIFIED PARTY") under this Deed:

         (a) any amount due shall be paid free and clear of all deductions or withholdings unless such deductions or withholdings are required by law in which case the Covenantors shall pay to the Indemnified Party such additional amount as shall be required to ensure that the amount received by the Indemnified Party will, after such deduction or withholding, be sufficient to indemnify the Indemnified Party against the matter or circumstance in question;

         (b) if any Tax Authority brings the sum paid by way of indemnity into charge to Tax (or would bring such sum into charge to Tax but for any Relief as defined in the Tax Covenant), then the Covenantors shall pay to the Indemnified Party such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable (or which would be so chargeable but for the Relief) is sufficient to indemnify and hold harmless the Indemnified Party; and

         (c) if following the payment of an additional amount under either Clauses 7.1(a) or (b) above, the Indemnified Party subsequently obtains a saving, reduction, credit or payment in respect of Tax (other than a reduction in taxation which would have given rise to a claim or been taken into account in a claim for damages under the Warranties or under the Tax Indemnity) in consequence of which the net after tax amount received by the Indemnified Party is greater than the amount required to indemnify and hold harmless the Indemnified Party against the matter indemnified, the Indemnified Party shall pay to the Covenantors' Representative such sum as shall leave the Indemnified Party fully indemnified within seven days of the receipt of the repayment or reduction of tax as the case may be.

7.2 Clause 7.1 shall not apply if the Offeror assigns the benefit of this Deed or any rights deriving from this Deed.

8.       EARN OUT PROTECTIONS

8.1 In recognition of the Covenantors' interest in achieving the maximum amount payable in respect of the Deferred Loan Notes, the Offeror hereby undertakes to the Covenantors that following Completion and until the earlier of 31 December 2002 and the date on which no further Deferred Loan Notes may be issued, save with the prior written consent of the Covenantors' Representative (which may only be withheld to the extent legitimate to protect the interests of the Covenantors achieving the maximum amount payable in respect of the Deferred Loan Notes) or as provided in Clauses 8.2 to 8.4 inclusive below:-

         (a) it will not deliberately and knowingly do any act or thing or procure the Company or any member of the Group to do any act or thing not properly done for the purpose of the Offeror Group's business the effect of which distorts unfairly the financial results of the Company so as to reduce the amount of Deferred Loan Notes to be issued as part of the Earn Out;

         (b) it will not require or permit the declaration, making or payment by the Company or any member of the Group of any dividend or similar distribution in respect of the Company's share capital save to the extent of net income of the Company calculated for this purpose without deduction for any amounts (net of any associated tax benefit) incurred by the Offeror or REGL from amounts contributed by the Offeror after the Completion Date;

         (c) it will not require or permit the payment of management charges to the Offeror's Group by the Company or any member of the Group save:-

                (i) with respect to services requested by the Company, with any such charges subject to the consent of the Covenantors' Representative, such consent not to be unreasonably withheld; or

                (ii) corporate allocations for travel expenses, accounting services and similar items actually incurred, not to exceed L.100,000 per year;

         (d) it will not deliberately and knowingly do any act or thing or procure the Company or any member of the Group to do any act or thing which results in the provision of additional capital to the Company and/or any Subsidiaries such that there is a material increase in the Base Amount provided that the Business is being managed prudently and in accordance with the Budget and Business Plan;

         (e) conducting a business operation to cease carrying on its business in whole or in part except to the extent that the Company and/or any member of the Group:-

                (i) fails to satisfy the requirements specified in the Budget or the Business Plan; or

                (ii) without prejudice to Clause 8.1(a) above, it is considered by the Offeror (acting reasonably) to be necessary to effect an acquisition, disposal, reorganisation or similar restructuring of assets or shares provided that the financial results of the Business after completion of such a restructuring or acquisition are separately identifiable for the purpose of the Earn Out;

         (f) it will not solicit or endeavour to entice away, offer employment to or offer to conclude any contract for services with any of the employees of the Group except with the consent of the Covenantors' Representative save for Andrew Huntley;

         (g) it will not knowingly interfere with or do anything the sole or main purpose of which is to impair or adversely affect the relationship of the Company or any member of the Group with any of its or their customers and clients;

         (h) it will not require the Company or any member of the Group to give any guarantee or indemnity for the obligations of any third party save to the extent that the Offeror considers (acting reasonably) it necessary for the Company and/or any of the Subsidiaries to provide collateral guarantees in respect of:-

                (i)       the financing facilities available to the Offeror's
                          Group; or

                (ii) liabilities relating to acquisitions completed after Completion by the Group;

         (i) it will maintain the Company and any member of the Group as separate operating companies save to the extent that those companies may be merged, amalgamated, reorganised or structured within the Group in a more tax efficient way for the Group as a whole provided that the financial results of the Business after completion of any such restructuring are separately identifiable for the purposes of determining the Earn Out;

         (j) it will (insofar as he is permitted to act as such by law and except where the Company or any member of the Group has dismissed or is entitled to dismiss him summarily from his employment) allow each member of the Management to have access to all matters relating to the Business (except where the information is held by the Offeror in which case a written request for the information must be made, and such request cannot be unreasonably withheld) and (insofar as consistent with his fiduciary duties as a director) to pursue and maintain trading policies (so long as consistent with the trading policies of the Offeror and the Group over the year prior to the date hereof and not to conflict with the interest of the Business) to enable the Company to maximise the amount of the Deferred Loan Notes issuable pursuant to the Offer Document subject to overall control by the board of the Company in respect of financial and policy matters relating to the Offeror's Group (including the Group) such overall control not to be unreasonably exercised to the material detriment of the Covenantors in respect of the realisation of the maximum amount possible in respect of the Deferred Loan Notes;

         (k) it will not pass any resolution for the winding up, dissolution or reconstruction of the Company or any member of the Group except to the extent that the Company and/or any member of the Group:-

                (i) fails to satisfy the requirements specified in the Budget or the Business Plan; or

                (ii) without prejudice to Clause 8.1(a) above, is considered by the Offeror (acting reasonably) to be necessary to effect an acquisition of business assets or shares provided that the financial results of the Business after such acquisition is completed are separately identifiable for the purpose of determining the Earn Out;

         (l) it will not take steps designed to prevent the Company or any member of the Group from carrying on its business in the ordinary course, substantially as presently carried on, and (without prejudice to the generality of the foregoing) it will not in any way to the detriment of the Company or any member of the Group compel the Company or any member of the Group to trade or deal with any particular person, firm or company whether for goods or services except in relation to the selection of a financial institution for commercial lending or investing or in respect of appointing auditors, barristers, solicitors, accountants, investment bankers, insurers, actuaries and other professional advisors provided that the Company or any member of the Group shall only be required to meet appropriate fees, charges or costs to the extent reasonable in the circumstances including where such costs are incurred on an Offeror's Group wide basis the due proportion of such costs where such circumstances shall include the standing and reputation of the professional advisers appointed;

         (m) it will use its reasonable endeavours to procure that no member of the Offeror's Group knowingly and deliberately diverts away from the Group any business opportunities that first become available to the Company or any of the Subsidiaries;

         (n) it will not change the Company's corporate name or cause it to cease using any trade name or start using any new trade name (other than to reflect the fact that it is a member of the Offeror's Group or in the event the Company does not have the exclusive right to the RICHARD ELLIS name and mark in relation to the Business in the United Kingdom);

         (o) in the event of a sale or other disposition of a majority of the Shares or all or substantially all of the undertaking or material assets of the Group the Offeror shall procure the purchaser to assume the Offeror's obligations under this Deed and the Offer Document in respect of the Earn Out; and

         (p) in the event that the Offeror procures the Company or any Subsidiary to merge with another company or to acquire the whole or part of any undertaking or any shares in the capital of another company and the Board of the Company has not unanimously approved such merger or acquisition then the Covenantor's Representative may in the period of one month after the merger or acquisition determine not to include the new undertaking or company as part of the Business or the Group for the purpose of calculating the REGL Modified Pre-tax Profit provided that any such decision shall be treated consistently over time for the purpose of determining REGL Modified Pre-tax Profit. In such event, the Offeror shall indemnify the Group for any guarantee provided by any member of the Group in connection with such merger or acquisition.

8.2 Nothing in Clause 8.1 save for sub-Clauses (a), (i), (k) or (l) above shall prevent the Offeror's Group from carrying on any business presently carried on by it nor from acquiring any other company or business whether of a similar nature or otherwise.

8.3 Nothing in Clause 8.1 shall prevent the Offeror or any other member of the Offeror's Group or the Company from performing its other obligations or enjoying or enforcing its rights under this Deed including the Taxation Indemnity or any other agreement entered into pursuant hereto.

8.4 Nothing in Clause 8.1 shall prevent the Offeror from changing the auditors appointed for the Company or any members of the Group at any time in the future.

8.5 In recognition of the Offeror's interest in acquiring a business that is operated on the basis of maximising the net present value of profits over time each of the Covenantors hereby undertakes to the Offeror that in his capacity as officer, manager or employee of any member of the Group ( if he is such) he shall procure as far as reasonably practicable that following Completion and until the earlier of 31 December 2002 and the date on which no further Deferred Loan Notes may be issued:-

         (a) he will not deliberately and knowingly do any act or thing or procure the Company or any member of the Group to do any act or thing the object of which is to distort unfairly the financial results of the Company so as to increase the amount of Deferred Loan Notes that are to be issued;

         (b) that transactions entered into by the Company are structured to maximise the net present value of the Company even though the structure used may result in a corresponding decrease in REGL Modified Pre-tax Profit;

         (c) that the Business is being managed prudently and in accordance with the Business Plan and Budget;

         (d) that investment capital will not be committed or guarantees undertaken or other liabilities assumed outside the ordinary course of business without the written approval of the Offeror; and

         (e) to the extent that any rights, interests or obligations are assigned under this Deed the Covenantors agree to meet their obligations under this Clause 8.5.

9.       MANAGEMENT OF THE GROUP POST COMPLETION

9.1 The Offeror hereby undertakes with the Covenantors that for the period from Completion until the earlier of 31 December 2002 and the date on which no further Deferred Loan Notes may be issued it will regulate the affairs of the Group in accordance with this Clause 9 notwithstanding anything to the contrary in the articles of association of the Company or any Group Company.

9.2 Notwithstanding anything contained in the articles of association of the Company the board of directors of the Company will comprise 9 directors provided that the Offeror shall be able to replace any directors appointed to the board at any time and further provided that those members of the board of the Company appointed pursuant to Clause 9.2(c) below shall have served on the board for a period of at least 12 months:-

         (a)    five of whom will be appointed by the Offeror;

         (b) four of whom, each being employees of the Company or its Subsidiaries, will be appointed by the five directors appointed pursuant to Clause 9.2(a) above; and

         (c) the initial directors shall be Messrs Huntley, Froggatt, Ellingham, Hubbard, Strong, Webster, Siegel, Aston and the Finance Director.

9.3      (a)    The Offeror shall nominate Mr. A. Huntley as a member of the board of the Offeror as part of the slate of nominees to be presented to shareholders at the Offeror's next annual meeting of shareholders.

         (b) The Offeror shall appoint two members of the board of the Company, who are also employees of the Company, to the Senior Executive Management Committee of the Offeror.

         (c) The Offeror shall procure that personnel from its Investment Banking Division are made available to the Company at cost or on other terms agreed in writing between the parties at the time of each given assignment to assist in the implementation of the objectives set out in the Business Plan prepared for three consecutive years.

9.4      (a)    As and when prescribed by the Offeror with respect to its
                major business units, the Company shall prepare and submit a budget dealing with operating performance, capital expenditure and cash flow. The Offeror's chief financial officer and other designees will review these budgets during the prescribed time and submit the final form of budget to the Offeror's Board of Directors.

         (b) Upon the approval of the Offeror's Board, in its sole discretion, the Budget shall constitute authority to take all actions implicit in the Budget, except for those matters, such as major capital expenditures, acquisitions, guarantees, borrowings, investments and other similar obligations, which require further specific approvals.

         (c) The Company shall use all reasonable endeavours to operate its business in accordance with the agreed Budgets and the Business Plan prepared for three consecutive years in the form approved in writing by the Offeror.

9.5 The board of the Company will appoint a remuneration committee to advise on the allocation of discretionary bonuses and options under any stock incentive plans.

9.6 The Offeror shall use its reasonable endeavours (and where practicable shall procure) that any business of surveying for the time being carried on by the Company or any member of the Group shall at all times be conducted in accordance with the document entitled "Rules of Conduct" for the time being of The Royal Institution of Chartered Surveyors.

10.      COVENANTORS' REPRESENTATIVE

10.1 Each of the Covenantors hereby appoints the Chief Executive for the time being (the first such Covenantors' Representative being Alan Froggatt) of the Company (provided that person is a Covenantor) as the Covenantors' Representative and authorises and empowers such

         Covenantors' Representative as such Covenantor's true and lawful agent and attorney to act in the name, place and stead of such Covenantor with respect to the Offers as such Offers may from time to time be amended, extended, varied or revised and with respect to the transfer of the Covenantors' Shares to the Offeror pursuant thereto and to do or refrain from doing all such acts and things as such Covenantors' Representative shall deem necessary or appropriate in order to accept and to give effect to the terms of the Offers and this Deed and the transactions contemplated thereby, including, without limitation, the power:-

         (a) to act for such Covenantor with regard to all warranty and indemnification matters referred to in this Deed including, without limitation, the power to acknowledge responsibility for any claim and the power to compromise or settle any claim on behalf of such Covenantor including meeting his appropriate proportion of costs incurred in investigating, assessing, contesting, litigating or settling such claims out of the Escrow Fund;

         (b) to receive all demands, notices and other communications directed to Covenantors and to do or refrain from doing any further acts or deeds on behalf of such Covenantors which such Covenantors' Representative deems necessary or appropriate;

         (c) to acknowledge, vary, waive or agree any changes to the terms of the Earn-Out protections set out in Clause 8 hereof in relation to the Deferred Loan Notes on behalf of the Covenantors where the Covenantors' Representative deems it necessary, appropriate or expedient; and

         (d) to vary, waive or agree any changes to the method of calculating and to agree on behalf of such Covenantors the calculations of REGL Modified Pre-Tax Profit, Base Amount and Principal amount of Deferred Loan Notes to be issued including, without limitation, in order to address any issues that may arise from the acquisition or merger of a company by or with any member of the Group.

10.2 The appointment of the Covenantors' Representative shall be irrevocable until the later of 20 February 2004 and the date when all relevant claims made by the Offeror prior to 20 February 2004 shall have been resolved, settled, withdrawn or deemed to have been withdrawn, at which date such appointment shall automatically terminate, and the Offeror and any other person may conclusively and absolutely rely, without enquiry, upon any action of the Covenantors' Representative in accordance with this provision as an act of all of the Covenantors in all matters referred to in the Offer Document and this Deed. Each Covenantor hereby ratifies and confirms all and any acts which the Covenantors' Representative shall do or cause to be done in his capacity as Covenantors' Representative. The Covenantors' Representative shall act for all Covenantors on all of the matters set out in the Offer Document and in this Deed in the manner such Covenantors' Representative believes to be in the best interests of such Covenantors and consistent with their obligations under the Offers and this Deed but the Covenantors' Representative shall not be responsible to any Covenantor for any loss or damage any Covenantor may suffer by reason of the performance by the Covenantors' Representative of his duties in accordance with this provision except for loss or damage arising from wilful violation of law or negligence in the performance of his duties.

10.3 In the event of the death, incapacity or resignation of the Covenantors' Representative, or the Covenantors' Representative ceasing to be the Chief Executive of the Company and the new Chief Executive not being a Covenantor, the Covenantors shall agree upon a successor within the 30 day period immediately following the date of notification of the death, incapacity or resignation of the Covenantors' Representative or his ceasing to be the Chief Executive of the Company and the new Chief Executive not being a Covenantor and such successor shall either be a Covenantor or any other person acceptable to the Offeror who shall agree in writing to accept such appointment in accordance with this provision. The appointment of a successor Covenantors' Representative pursuant to this provision shall promptly be notified in writing to the Offeror.

10.4 For the avoidance of doubt, any Covenantors' Representative appointed pursuant to this Clause 10 shall not be vested with any authority or power which is in conflict with the authority or power granted to any attorney appointed by the Covenantors under any irrevocable undertakings given by them in connection with or as part of the Offers and to the extent that any conflict exists the attorney appointed by the Covenantors pursuant to such irrevocable undertakings shall take precedence.

11.      ANNOUNCEMENTS, ETC

         The terms of this Deed shall not be disclosed by any party hereto other than to their respective legal financial and other advisers without the prior consent of the other parties (not to be unreasonably withheld or delayed) unless disclosure is required by any US or UK law or the rules of the New York or London Stock Exchanges.

12.      COSTS

         Save as expressly otherwise provided in this Deed or in the Offer Document each of the parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Deed and the Offers and any other document or action incidental to or referred to in this Deed.

13.      EFFECT OF COMPLETION

         The terms of this Deed shall insofar as not performed before the acquisition of the Shares by the Offeror and subject as specifically otherwise provided in this Deed continue in force after and notwithstanding the acquisition of the Shares by the Offeror.

14.      WAIVER, AMENDMENT

14.1 No waiver of any term, provision or condition of this Deed shall be effective unless such waiver is evidenced in writing and signed by the waiving party.

14.2 No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

14.3 No variation to this Deed shall be effective unless made in writing and signed by the Covenantors' Representative on behalf of the Covenantors and by the Offeror.

15.      FURTHER ASSURANCES

         At any time hereafter the Covenantors shall at their own expense execute all such documents and do such acts and things as the Offeror may reasonably require for the purpose of vesting in the Offeror the full legal and beneficial title to the Covenantors' Shares and giving to the Offeror the full benefit of this Deed.

16.      NOTICES

16.1 Save as specifically otherwise provided in this Deed any notice, demand or other communication to be served under this Deed may be served upon any party hereto only by posting by first class post or airmail if sent from outside the UK or delivering the same or sending the same by facsimile transmission to the Offeror at the address of the Offeror's Solicitors or to any of the Covenantors to the Covenantors' Representative marked for the attention of the Covenantors' Representative or facsimile number given below or at such other name and address or number in England and/or Wales as the Offeror or (as the case may be) all of the Covenantors may from time to time notify in writing to the other parties hereto:-

         The Covenantors'         -      fax number - 0171 493 1503
         Representative                  marked for the attention of Alan
         Froggatt

         The Offeror              -      fax number  0171 972 7990 marked for
                                         the attention of  Philip Broke copy to
                                         John K. Lines, General Counsel of
                                         Insignia Financial Group, Inc.  fax
                                         number 001 864 239 1096

16.2 The Covenantors hereby irrevocably agree that service of any notice, demand or other communication upon the person named above shall be deemed due service upon each of them at the time of deemed service upon him. The Covenantors hereby irrevocably agree that the

         Offeror may rely upon any notice, demand or other communication given by the Covenantors' Representative or the Covenantors' Solicitors and purporting to be given on behalf of all the Covenantors as having been given with the express authorisation of each of the Covenantors and that each of the Covenantors will be bound thereby.

16.3 A notice or demand served by first class post shall be deemed duly served 72 hours after posting by airmail from outside the UK and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first class, addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee at the address referred to in this Clause 16 or in Clause 18.

17.      COUNTERPARTS

         This Deed may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

18.      GOVERNING LAW AND JURISDICTION

18.1 This Deed and the Offer Document shall be governed by and construed in accordance with English law.

18.2 The parties hereto agree that service of any writ, notice or other document for the purpose of any proceedings shall be duly served upon it if delivered or sent by registered post, in the case of the Covenantors to the address specified in Clause 16 (marked for the attention of the Covenantors' Representative) or such other name and address in England and/or Wales as is notified pursuant to Clause 16 and in the case of the Offeror to the address specified in Clause 16 (marked for the attention of Philip V. Broke).

19.      INVALIDITY

         If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

20.      ASSIGNMENT

20.1 It is hereby agreed and declared that the benefit of this Deed may be assigned by the Offeror (i) to any company of which it is a subsidiary (as defined by Section 736 Companies Act 1985) or to any other company which is a subsidiary of it or its holding company as thus defined; and (ii) to any person who acquires a majority of the Shares or all or substantially all of the undertaking or material assets of the Group and who agrees to assume the Offeror's obligations under this Deed and the Offer Document in respect of the Earn Out.

20.2 Save as aforesaid this Deed and all rights and benefits hereunder are personal to the parties hereto and may not be assigned at law or in equity without the prior written consent of the other parties hereto.


SIGNED on behalf of each of the Covenantors by way of confirmation.

                                   SCHEDULE 1
                                   WARRANTIES

A.      Constitution

B.      Accounts

C.      Business

D.      Directors and Employees

E.      Properties

F.      Pensions

G.      The Group and its Bankers

H.      Accuracy of Information

I.      Tax

J.      Environmental Matters

K.      Title and Capacity

                                A.  CONSTITUTION

         MEMORANDUM AND ARTICLES

A.1. The Memorandum and Articles of Association of the Company in the form of the copies supplied to the Offeror are complete and accurate and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in Section 380 of the Companies Act 1985, and all amendments thereto (if any) were duly and properly made.

         REGISTER OF MEMBERS

A.2. The Register of Members of the Company contains true and accurate records of the members from time to time of the Company and the Company has not been subject to any application under the Companies Act 1985 for rectification of such Register.

         RETURNS

A.3. All such resolutions returns and other documents required by the Companies Act 1985 to be delivered to the Registrar of Companies have been duly delivered and are true and accurate.

         POWERS OF ATTORNEY

A.4. To the best of the knowledge and belief of the Covenantors, the Company has not executed any power of attorney or conferred on any person other than its directors officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way.

         SUBSIDIARIES

A.5. The Company does not have any subsidiary undertakings other than those listed in the Document of Company Details nor does the Company own any shares or stock in the capital of nor have any beneficial interest in any other company, corporate enterprise, partnership or business organisation nor does the Company control or take part in the management of any other company or business organisation. Each of the Subsidiaries is a wholly owned subsidiary of the Company, save as otherwise indicated in the document in agreed form headed "Details of the Company and the Subsidiaries".

         OPTIONS OVER SHARES

A.6. There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares, debentures or securities in or of the Company or any of the Subsidiaries other than the Options and the Convertible Shares.

         INSOLVENCY

A.7. No Company or Subsidiary is insolvent or unable to pay its debts as they fall due or subject to receivership, administration, litigation or winding-up and no order has been made or resolution passed, petition presented or meeting held for the winding-up of any of them and no analogous proceedings in any other jurisdiction have been commenced.

                                  B.  ACCOUNTS

         ACCOUNTS WARRANTY

B.1. The Accounts which are not audited have been prepared by the Company with due care and attention in accordance with generally accepted accounting principles and practices in the United Kingdom and accordingly adequately reflect in all material respects all the assets and liabilities and the state of affairs, financial position and results of the Company as at and up to the Accounts Date and without prejudice to the generality of the foregoing, the Accounts:-

         (a) make adequate provision or reserve for depreciation, bad or doubtful debts and other actual liabilities in accordance with the accounting policies of the relevant company;

         (b) either make adequate provision or reserve for or make fair disclosure of postponed or deferred liabilities in the financial statements in accordance with the accounting policies of the relevant company;

         (c)    do not overvalue assets or understate liabilities; and

         (d) have not (save as disclosed in the Accounts) been affected by any extraordinary, exceptional or non- recurring item or by any other fact or circumstance rendering the profits or losses for the relevant period unusually high or low.

         PARTNERSHIP ACCOUNTS

B.2. The Partnership Accounts have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom and are true and accurate in all material respects so far as they are stated to be facts and not estimates and accordingly give a true and fair view of all the assets and liabilities (whether present or future, actual or contingent) and of the state of affairs, financial position and results of the Partnership as at and up to 30 April 1997.

         NET ASSET WARRANTY

B.3. The Net Asset Value, calculated in accordance with Schedule 5, shall not be less than L.3,938,000 as at the Completion Accounts Date.

         UNDISCLOSED LIABILITIES

B.4. To the best of the knowledge and belief of the Covenantors there are no liabilities or obligations of any nature (absolute, accrued, contingent, otherwise or known) which were not fully disclosed or reserved in the balance sheet prepared as at the Accounts Date, except the liabilities specified in the Disclosure Letter and those liabilities arising since the Accounts Date which were incurred in the ordinary course of business.

         BOOK DEBTS

B.5. Except to the extent to which provision or reserve has been made in the Accounts, 90% of book debts owed to the Company included in the Accounts will be duly paid in full not later than 30 April 1998 and none of the book debts owed to the Company has been the subject of any factoring by the Company. For this purpose book debts shall not include prepayments by the Company.

         FIXED ASSETS

B.6. The value of all of the fixed assets of the Company as shown in the Accounts is at cost thereof less depreciation deducted from time to time in a consistent manner and there has been no revaluation of such fixed assets since their acquisition.

         OFF BALANCE SHEET FINANCING

B.7. Neither the Company nor any associated company has engaged in any financing (including without prejudice to the generality of the foregoing the incurring of any borrowing or any indebtedness in the nature of borrowing including without limitation liabilities in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

         ACCOUNTING REFERENCE DATE

B.8. The Company has notified to the Registrar of Companies 30 April as being its accounting reference date pursuant to the Companies Act 1985 and has not at any time notified the Registrar of Companies of any other date.

         BOOKS OF ACCOUNT

B.9. The Company has properly kept and maintained all necessary books of account (accurately reflecting in accordance with generally accepted accounting principles and practices in the United Kingdom and, in the case of certain Subsidiaries, in their respective countries in which or in a state, province or part of which they were incorporated, all transactions effected by the Company or to which it is or has been a party), minute books, records, Register of Members and other statutory books. All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company or which ought to be in the possession of the Company and the common seal of the Company are in the possession of the Company.

                                     C.  BUSINESS

         BUSINESS SINCE THE ACCOUNTS DATE

C.1. Since the Accounts Date there has been no material adverse change in the overall financial or trading position or performance of the Company taking account of seasonal fluctuations in the financial performance of the Business, and the Business has been conducted on a normal basis and the Company has not disposed of any of its assets otherwise than in the normal course of business or declared or paid any dividend on any of its shares or effected any distribution of its assets or made any loan or other payment other than in the normal course of business, and without prejudice to the generality thereof, the Company has not since the Accounts Date done or agreed or committed to do any of the following:-

         (a) accelerated collection of any sum payable to the Company to a date prior to the date such collection would have occurred in the ordinary course of business and consistent with past practice;

         (b) delayed payment of any sum payable by the Company beyond its due date or to a date after the date such payment would have been made in the ordinary course of business and consistent with past practice; and

         (c) created, incurred, guaranteed or assumed any indebtedness or borrowed money or entered into any financial lease.

         ACQUISITION AND DISPOSAL OF ASSETS

C.2. The Company has not since the Accounts Date acquired or agreed to acquire any material asset for a consideration which is higher than the market value at the time of acquisition and has not disposed of or agreed to dispose of any material asset for a consideration which is lower than the market value or the value thereof as shown in the books of the Company at the time of disposal.

         CHARGES AND TITLE TO ASSETS

C.3.     (a)    Save for Intellectual Property the Company has not created or agreed to create or suffered to arise or exist any Encumbrance
                (other than arising in the ordinary course of business) over any part of its undertaking or assets and the Company has and will at Completion own all the assets included in the Accounts and all other assets (tangible or intangible) used for the purpose of the Company's business at the date hereof and to all assets acquired since the Accounts Date and prior to Completion.

         (b) The Company owns or leases all vehicles, plant, machinery and equipment required for the proper and efficient conduct of the business of the Company.

         (c) Save for Intellectual Property no person other than the Company has any right, title or interest (present or future) in any material asset belonging to or used by the Company.

         LEASING ETC. AGREEMENTS

C.4. Accurate details of any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement with an annual commitment in excess of L.5,000 per agreement to which the Company is a party and where the aggregate annual payments by the Company exceed L.5,000 are scheduled in the Disclosure Letter.

         ONEROUS OBLIGATIONS

C.5. The Company is not a party to any contract, transaction, arrangement or liability which:-

         (a) is of an unusual or abnormal nature, or outside the ordinary and proper course of business and is for an amount during the term of the contract of more than L.50,000;

         (b) is for a fixed term of more than six months and is for an amount during the term of the contract of more than L.50,000;

         (c) is of a material long-term nature (that is unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken) and is for an amount during the term of the contract of more than L.50,000;

         (d) is incapable of termination in accordance with its terms, by the Company, on 60 days' notice or less and is for an amount during the term of the contract of more than L.50,000;

         (e) is of a material loss-making nature (that is, known to be likely to result in a loss to the Company) on completion of performance and is for an amount during the term of the contract of more than L.15,000;

         (f) cannot readily be fulfilled or performed by the Company on time without undue, or unusual, expenditure of money, effort or personnel and is for an amount during the term of the contract of more than L.50,000;

         (g) involves payment by the Company by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency and is for an amount during the term of the contract of more than L.50,000;

         (h) involves an aggregate outstanding expenditure by the Company of more than L.50,000; or

         (i) restricts its freedom to engage in any activity or business or confines its activity or business to a particular place.

         SUPPLY CONTRACTS

C.6. All agreements or arrangements for the supply of products or goods to or by the Company which involve or are likely to involve the supply of goods the aggregate sale value of which will represent in excess of 5% of the turnover for the preceding financial year of the Company have been disclosed to the Offeror in writing. The Company has not been notified of nor are the Covenantors aware of any breach of any of its obligations under any contract, transaction or arrangement to which it is a party or by which it is bound.

         CONTRACTS WITH CONNECTED PERSONS

C.7. Save in respect of employment contracts and contracts relating to employee benefits subsequent to Completion the Company will not have any contractual or other arrangements of any sort with any of the Covenantors or any body corporate or person connected or associated with any of the Covenantors or holders of Shares or options over or to subscribe for shares in the Company.

         EVENTS OF DEFAULT

C.8.     (a)    To the best of the knowledge and belief of the Covenantors no event has occurred or is subsisting which constitutes or results in or would with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which the Company is a party or by which it or any of its properties, revenues or assets are bound.

         (b) The Company is not a party to any material agreement or material arrangement which is capable of termination by any other person on a change in the management control or shareholding of the Company or by reason of the acquisition of the Shares under the Offers.

         (c) The Covenantors have no actual knowledge that after Completion (whether by reason of an existing agreement or arrangement or otherwise or as a result of the proposed acquisition of the Company by the Offeror):-

                (i) a material customer of the Company will cease, or be entitled to cease, to deal with the Company or is likely substantially to reduce its existing level of business with the Company;

                (ii) the Company is likely to lose the benefit of any material right or privilege which it enjoys;

                (iii) any officer or senior employee of the Company or director of the Company will leave other than as referred to in or contemplated by this Deed or by the Offers.

         GUARANTEES ETC.

C.9. The Company has not given any indemnity, warranty or bond or incurred any other similar obligation or created any security for or in respect of liabilities, actual or contingent, of any other person nor has the Company given any guarantee for an amount in excess of L.10,000 or entered into any confidentiality agreement.

         SRO INDEMNITIES

C.10 So far as the Covenantors are aware, no claim has been made and no circumstances have arisen which are likely to give rise to a claim for indemnification under the rules of the self regulating organisations by an employee or former employee of the Company or any member of the Group.

         OPTIONS OVER SHARES ETC.

C.11. Since the Accounts Date no share or loan capital has been created or issued or agreed to be created or issued and there are not any options or other agreements outstanding which call or give any person the right to call (whether or not subject to conditions) for the issue of any share or loan capital of the Company and none of the Covenantors is under any obligation of any kind whatsoever whether actual or contingent to sell, charge or otherwise dispose of any of the Shares or any interest therein to any other person other than the Offeror.

         LITIGATION

C.12. The Company is not engaged in any litigation, arbitration, prosecution or other legal proceedings (whether as plaintiff, defendant or third party) and to the best of the knowledge and belief of the Covenantors there are no such proceedings pending or threatened or any proceedings in respect of which the Company is or would if the proceedings were adversely determined be liable to indemnify any other person concerned therein.

         CUSTOMER DISPUTES

C.13. The Company is not engaged in any dispute, claim or negotiation with any Customer which is or could be material to the Business or the value of any of its assets.

         BUSINESS NAME

C.14. The Company does not carry on, and has not in the past three years carried on, any business under any name other than its corporate name.

         INTRA VIRES

C.15. The Company has the power to carry on its business as now conducted and the business of the Company has at all times been carried on intra vires.

         INTELLECTUAL PROPERTY

C.16.1.          General

                 Save for Intellectual Property licensed to the Company, the Intellectual Property which is material to the successful operation of the Business as presently operated is beneficially owned by the Company and so far as the Covenantors are aware the Intellectual Property constitutes all rights necessary to carry on the business of the Company as presently operated and will not be adversely affected by the acquisition herein contemplated.

C.16.2.          Registered Rights

                 Details of all registered Intellectual Property and of all applications for registration of Intellectual Property are set out in the Disclosure Letter with the name in which the registrations are registered, the country of registration, the mark, the number, the class and any associations, as appropriate. All renewal fees have been paid in respect of the registered Intellectual Property.

C.16.3           Licences-out

                 Details of all licences-out granted or liable to be granted in relation to the Intellectual Property and which are still in force which are material to the successful operation of the Business as presently operated are set out in the Disclosure Letter with details of the date, parties, term, royalty, relevant Intellectual Property, exclusivity, territory and any unusual restrictions or provisions.

C.16.4           Licences-in

                 Details of all licences-in granted or liable to be granted in relation to the third party Intellectual Property used by the Group other than software used in its business and which are still in force are set out in the Disclosure Letter with details of the date, parties, term, royalty, relevant third party intellectual property, exclusivity, territory and any unusual restrictions or provisions.

C.16.5           Breaches

                 So far as the Covenantors are aware there is no breach nor do the Covenantors know of any fact or matter which would or may create a breach of any licence referred to in Warranties
                 C.16.3 or C.16.4.

C.16.6           Infringement by the Company

                 So far as the Covenantors are aware, the Intellectual Property owned by the Company does not infringe any intellectual property rights of any nature of any third party.

C.16.7           Infringement by third parties

                 So far as the Covenantors are aware, no third party is infringing the Intellectual Property owned by the Company.

C.16.8           Confidential Information

                 The Company has obtained confidentiality agreements wherever necessary for the protection of know-how forming part of the Intellectual Property.

C.16.9           Data Protection and Software

                 (a) The Company has complied with the Data Protection Act 1984 in all material respects.

                 (b) In the 12 months prior to the date hereof, the Company has not suffered and the Covenantors do not know that any other person has suffered any failures or bugs in or breakdowns of any computer hardware or software used in connection with the business of the Company which have caused any substantial disruption or interruption in or to its use and the Covenantors do not know nor are they aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the acquisition by the Offeror of the Shares pursuant to this Deed on the same basis as it is presently used.

                 (c) The Company either solely owns or is validly licensed to use the software used in its Business and has all rights necessary to develop, modify and maintain such software and no action will be necessary to enable it to continue to use, develop, modify and maintain such software to the same extent and in the same manner as it had been used prior to the date hereof.

                 (d) All computer systems, excluding software, used in the business of the Company is owned and operated by and are under control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company. No action will be necessary to enable such systems to be continued to be used in the business of the Company to the same extent and the same manner as they have been used prior to the date hereof.

                 (e) Steps which the Management believes to be adequate have been taken to back-up electronically stored information and software material to be used or likely to be used in the Business and the Management has made what it believes to be adequate disaster recovery provisions and security arrangements in relation to all computer systems and software used in the business of the Company.

         PROPERTY IN OTHER COMPANIES

C.17. The Company is not liable to offer for sale transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares with an aggregate value of more than L.50,000 held by it in other bodies corporate under their Articles of Association or any agreement or arrangement or to take or suffer any action by reason of a change in the management control or shareholding of the Company or by reason of the acquisition of the Shares under the Offer.

         INSURANCE

C.18.    (a)    The Company has produced to the Offeror all insurance policies in effect in relation to its business and assets and such policies are in full force and effect and so far as the Covenantors are aware are not voidable.

         (b) The Management considers that the Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss, loss of profits, claims and other risks normally covered by insurance and has at all times effected such insurances as are required by law.

         (c) So far as the Covenantors are aware there are no circumstances which could reasonably be expected to lead to any cover under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are the Covenantors aware of any circumstances likely to give rise to a claim.

         FAIR TRADING AND COMPLIANCE WITH OTHER LEGISLATION

C.19.    (a)    To the best of the knowledge and belief of the Covenantors neither the Company, nor any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is in contravention of any Act, order, regulation or the like in the United Kingdom or elsewhere which is punishable by fine or other penalty or which may impose any other liabilities on the Company or affect the validity or enforceability of any agreement or arrangement to which it is a party.

         (b) Without prejudice to the generality of the foregoing, so far as the Covenantors are aware the Company has not done or omitted to do any act or thing in contravention of the provisions of the Restrictive Trade Practices Acts 1976 and 1977, the Fair Trading Act 1973, the Competition Act 1980, Articles 85 and 86 of the Treaty of Rome, the Resale

                Prices Act 1976, the Trade Descriptions Act 1968, the Consumer Credit Act 1974, the Consumer Protection Act 1989, the Companies Acts, the Financial Services Act 1986, the Banking Act 1987 and the Food Safety Act 1990 and so far as the Covenantors are aware all statutory, municipal and other like requirements (including orders and regulations affecting businesses carried on in member states of the European Economic Community) applicable to the business of the Company have been complied with.

         LICENCES

C.20. So far as the Covenantors are aware the Company has all licences, permissions, permits, consents and authorisations required for the carrying on of its Business and is not in breach of the terms or conditions of such licences, permissions, permits, consents and authorisations and the Covenantors have not received notice of any pending or threatened proceedings which might affect such licences, permissions, permits, consents and authorisations and the Covenantors are not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

         GRANTS

C.21. The Company has not applied for nor received any financial assistance from any supranational, national or local agency, body or authority.

         FINANCIAL ASSISTANCE

C.22 The Company has not been a party to any transactions which could constitute unlawful financial assistance by the Company for the acquisition of its own shares contrary to the law relating thereto as prevailing at the time of any such transaction.

                              D.  DIRECTORS AND EMPLOYEES

D        DIRECTORS AND EMPLOYEES

D.1      PARTICULARS OF OFFICERS

         The particulars of all employees annexed to the Disclosure Letter show the names, job title, date of commencement of employment, date of birth and period of continuous employment (calculated in accordance with chapter 1 of part XIV of the Employment Rights Act 1996 "ERA")) of every employee of the Company.

D.2      REMUNERATION AND BENEFITS

         The particulars of all employees annexed to the Disclosure Letter show all remuneration and other benefits:-

         (a)     actually provided; and

         (b) which the Company is bound to provide (whether now or in the future)

         to each officer and employee of the Company and are true and complete and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors' and officers' insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings (the "SCHEMES") operated for all or any employees or former employees of the Company or their dependants whether legally binding on the Company or not.

D.3      TERMS AND CONDITIONS

         (a) The Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies which apply to employees of the Company and identifies which terms and conditions apply to which employees.

         (b) There are no terms and conditions in any contract with any director, officer or employee of the Company pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct consequence of the transaction contemplated by this Deed.

         (c) There are no service agreements or contracts of employment between the Company and any of its directors, officers or employees containing any provision in addition to the matters required to be contained therein under section 1 of the ERA.

         (d) All employees of the Company have received a written statement of particulars of their employment as required by section 1 of the ERA.

D.4      OPERATION OF THE SCHEMES

         (a) The Schemes have at all times been operated in all material respects in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all tax clearances and approvals necessary to obtain favourable tax treatment for the Company and/or the participants in the Schemes have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such tax clearance and/or approval.

         (b) No director, officer, employee or any dependant thereof or any other participant in any Scheme in the last two years has made any claim against the Company in respect of any Scheme and the Covenantors are not aware of any event having occurred which could reasonably be expected to give rise to any such claim.

D.5      NOTICE PERIODS

         The terms of employment or engagement of all employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated by not more than four weeks' notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

D.6      CHANGES SINCE THE ACCOUNTS DATE

         Since the Accounts Date the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of its directors, officers or employees and the Company is under no obligation to make any such changes with or without retrospective operation.

D.7      LOANS

         There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers and employees of the Company (other than amounts representing season ticket loans, remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

D.8      NOTICE OF TERMINATION AND LEAVE OF ABSENCE

         (a) Save as contemplated by the Offers no director, officer or employee of the Company has given or received notice to terminate his employment.

         (b) There are no directors, officers or employees of the Company who are on secondment or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

D.9      PAYMENT UP TO COMPLETION

         All salaries and wages and other benefits of all employees of the Company have, to the extent due, been paid or discharged in full.

D.10     INDUSTRIAL RELATIONS

         (a) No directors, officers or employees of the Company are members of a trade union, staff association or any other body representing workers and no such union, association or body is recognised by the Company for the purposes of collective bargaining.

         (b) The Disclosure Letter contains copies of and full details of all rights and liabilities relating or pursuant to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning the Company.

         (c) Within the three years preceding the date hereof the Company has not been engaged or involved in any trade dispute (as defined in section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992) with any employee, trade union, staff association or any other body representing workers and no event has occurred which could or might give rise to any such dispute and no industrial action involving employees of the Company, official or unofficial, is now occurring or threatened nor has any industrial relations or employment matter been referred either by the Company or its employees or by any trade union staff association or any other body representing workers to Advisory, Conciliation and Arbitration Service for advice, conciliation or arbitration.

D.11     CLAIMS BY EMPLOYEES

         No past or present director, officer or employee of the Company or any predecessor in business has any claim or right of action against the Company including any claim:-

         (a) in respect of any accident or injury which is not fully covered by insurance; or

         (b)    for breach of any contract of services or for services; or

         (c) for loss of office or arising out of or connected with the termination of his office or employment and no event or inaction has occurred which could or might give rise to any such claim.

D.12     ENQUIRIES AND DISCRIMINATION

         (a) So far as the Covenantors are aware there are no enquiries or investigations existing, pending or threatened affecting the Company in relation to any directors, officers or employees by the Equal Opportunities Commission, the Commission for Racial Equality or the Health and Safety Executive or any other bodies with similar functions or powers in relation to workers.

         (b) So far as the Covenantors are aware there are no terms or conditions under which any director, officer or employee of the Company is employed, nor has anything occurred or not occurred prior to Completion that may give rise to any claim for sex discrimination, race discrimination, disability discrimination or equal pay either under domestic United Kingdom or European Law whether by such director, officer or employee or a prospective director, officer or employee or otherwise.

D.13     COMPLIANCE WITH LAWS

         (a) The Company has complied in all material respects with all relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to the Company's directors, officers and employees or the relations between the Company and any trade union, staff association or any other body representing workers.

         (b) There are no training schemes, arrangements or proposals, whether past or present, in respect of which a levy may henceforth become payable by the Company under the Industrial Training Act 1982.

D.14     TRANSFER REGULATIONS

         The Company has not entered into any agreement and no event has occurred which may involve the Company in the future acquiring any undertaking or part of one such that the Transfer Regulations may apply thereto.

D.15     DUTY TO INFORM AND CONSULT

         The Company has complied in all material respects with its obligations to inform and consult with trade unions and other representatives of workers and to send notices to the Secretary of State pursuant to sections 188 to 194 of the TULR(C)A and regulations 10 and 11 of the Transfer of Undertakings (Protection of Employment) Regulations 1981.

D.16     RECORDS

         The Company has maintained adequate and suitable records regarding the service of its directors, officers and employees and such records comply with the requirements of the Data Protection Act 1984.

D.17.    BUSINESS IS CONDUCTED BY EMPLOYEES

         The Company has not entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with its employees.

                                 E.  PROPERTIES

E.1.     ALL PROPERTY

         The Properties comprise all the freehold and leasehold land and premises owned used or occupied by the Company and there are no other rights vested in or liabilities of the Company or any agreements whereby the Company has entered into obligations and/or has any financial entitlement relating to any land other than the Properties at the date hereof.

E.2.     DISCLOSURES AND REPLIES

         All disclosures and replies to enquiries and requisitions relating to the Properties made or given by or on behalf of the Covenantors or the Company to the Offeror or its Solicitors are now and will at Completion be complete and correct in all material respects.

E.3.     NO OTHER LIABILITIES

         The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Properties.

E.4.     GOOD AND MARKETABLE TITLE

         The Company has a good title to the Properties which title is freehold or leasehold as indicated in Schedule 4 and, unless disclosed in
         Schedule 4, the Company is solely legally and beneficially entitled to the Properties for an unencumbered estate in possession.

E.5.     TITLE DEEDS AND DOCUMENTS

         The Company has under its control all title deeds and documents necessary to prove its title to the Properties and the same are original documents or properly examined abstracts; where any of the Properties is leasehold the title documents include all necessary consents for the grant and assignment of the lease, satisfactory details of all reversioners' titles, memoranda of rent increases where appropriate and all reversioners' consents required under the lease; where any of the Properties is subject to leases, underleases, agreements or licences the title documents include all necessary consents in connection therewith and evidence of registration of the grant of the same where appropriate.

E.6.     ADEQUACY OF EXISTING BENEFICIAL RIGHTS

         To the best of the Covenantors' knowledge each of the Properties has the benefit of all rights necessary for the continued present use and enjoyment of the same such rights not being capable of withdrawal by any person nor liable to be made subject to any charge therefor.

E.7.     OTHER MATTERS ADVERSELY AFFECTING THE PROPERTIES

         So far as the Company is aware, there are no agreements, covenants, restrictions, exceptions, reservations, conditions, rights, privileges or stipulations affecting the Properties which are of an onerous or unusual nature.

E.8.     NO DEFAULT

         The Company has not received any notice of any breach of any covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties and the uses of the Properties including the terms of any lease, underlease or tenancy agreement under which any part of any of the Properties is held and (without prejudice to the generality of the foregoing) all outgoings have been paid to date and (in the case of leasehold property) all rents and service charges have been paid to date and no notice of any alleged breach of any of the terms of any such lease or tenancy agreement as aforesaid has been served on the Company.

E.9.     LEASEHOLD PROPERTIES

         (a) Each of the Properties which is leasehold is held under the lease brief details of which are set out in Schedule 4 and no licences or collateral arrangements or concessions have been entered into or granted each such lease being a head lease and containing no unusual or onerous covenants or provisions nor any rights of determination on the part of the landlord and there are no rent reviews which are or will at the date of Completion be in the course of being determined;

         (b) The proposed acquisition of the Company by the Offeror will not result in the termination or cessation of any rights or interests in the Properties pursuant to any lease, licence or collateral arrangement in relation to the Properties.

E.10.    USE

         The existing use of each of the Properties is only that specified in
         Schedule 4 and is the lawful permitted use whether under the current Town and Country Planning legislation and in the case of leasehold property under the terms of the lease or tenancy agreement under which such property is held or otherwise and are not temporary uses and all necessary consents to such existing uses have been obtained.

E.11.    NO COMPULSORY ACQUISITION OR ENFORCEMENT PROCEEDINGS

         There are no outstanding enforcement or other notices or proceedings issued in respect of any of the Properties and so far as the Company is aware there is no resolution or proposal for compulsory acquisition by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that affects such existing use as aforesaid or involves expenditure in complying with it nor any other circumstances known which may result in any such order or notice being made or served or which may otherwise affect the Properties.

E.12.    FULL DISCLOSURE

         Accurate details of all leases have been disclosed in writing to the Offeror or the Offeror's Solicitors prior to the date hereof.

E.13.    ACCURACY OF INFORMATION

         All the information produced to or given in writing to the Offeror or the Offeror's Solicitors in respect of or relating to the Properties (including replies to enquiries and requisitions) in the course of negotiations leading up to the execution of this Deed is true and accurate and the Covenantors are not aware of any fact, matter or thing which has not been disclosed to the Offeror or the Offeror's Solicitors which makes any such information untrue or misleading at the date of this Deed.

E.14.    NO DISPUTES

         The Company has not received notice that the Properties are affected by any outstanding disputes, notices or complaints which affect the use of the Properties for the purposes for which they are now used or proposed to be used or that there are matters or Encumbrances affecting the Properties and which would prevent or impede the Company from operating and carrying on the businesses currently carried on at the Properties.

E.15.    FIRE PRECAUTIONS ACT 1971

         The Company has not received notice that it has not complied with its obligations under the Fire Precautions Act 1971 and that it has applied for and obtained fire certificates thereunder in respect of all premises owned or occupied by the Company to the extent required by such Act.

                                  F.  PENSIONS

F.1.     PENSION ARRANGEMENTS DISCLOSED

         Save in respect of the Richard Ellis Retirement Fund, the Richard Ellis Executive Retirement Trust and the Richard Ellis Structured Finance Limited Retirement Scheme (the "PENSION SCHEMES") the Company is under no obligation or commitment, nor is it a party to any custom or practice, to pay, provide or contribute towards any "RELEVANT BENEFITS" within the meaning of Section 612 of the TA (ignoring the exception therein) and has not at any time participated in or contributed towards any scheme or arrangement which has as its purpose or one of its purposes the provision of any such benefits (other than schemes which have been fully wound up).

F.2.     EX GRATIA PENSIONS ETC.

         The Company has not made or proposed, and will not before Completion make or propose, any voluntary or ex gratia payments to any person in respect of any relevant benefit (as defined in paragraph F.1 above).

F.3      UNDERTAKINGS AND ASSURANCES

         No undertaking or assurance (whether legally binding or not) has been given by the Company to any person as to the continuance, introduction, increase or improvement of any such benefit or scheme or arrangement as is referred to in paragraph F.1 above since 1 May 1996.

F.4.     DISCLOSURE OF DOCUMENTS

         All material details of the Pension Schemes have been supplied to the Offeror or its legal advisers including (without limitation to the foregoing) in relation to the Richard Ellis Retirement Fund
         (the "RETIREMENT FUND") complete up-to-date and accurate copies of the following:-

         (a) all trust deeds, rules and other documents which have at any time governed the Retirement Fund (including any which have now been superseded or consolidated);

         (b) any announcements to members of the Retirement Fund which are not yet the subject of formal amendment to the documentation;

         (c) the current explanatory booklets and other explanatory literature issued to persons who are (or are entitled to become) members of the Retirement Fund;

         (d) the name and address of the actuary to the Retirement Fund and the actuary's reports on the last actuarial valuation of the Retirement Fund, together with any subsequent actuarial advice or recommendations given in relation to the Retirement Fund;

         (e) the audited accounts of the Retirement Fund (including the auditors' report) for the last two scheme years and any draft scheme accounts for the current scheme year;

         (f) a statement of the basis on which the participating companies and the members of the Retirement Fund contribute thereto, and make payments in respect of the expenses of administration, management and trusteeship thereof and the rate and amount of such contributions and payments made in the three years prior to the date of this Deed;

         (g) details of any discretionary benefits provided under, and discretionary arrangements relating to, the Retirement Fund, including any discretionary increases of deferred pensions or pensions in payment;

         (h) the approval letter issued by the Pension Schemes Office of the Inland Revenue in respect of the Retirement Fund and any undertakings and indemnities given to the Inland Revenue in relation to the Retirement Fund other than undertakings in the normal form requested by the Inland Revenue from pension schemes generally.

         All written information which has been made available to the Offeror on or before the date of this Deed in relation to the Pension Schemes and which is annexured to the Disclosure Letter is true and accurate in all material respects.

F.5      PAYMENT OF CONTRIBUTIONS

         All contributions and premiums which are payable by the participating companies under the Pension Schemes and all contributions due from members of the Pension Schemes have been duly paid when due and the participating companies have fulfilled all their obligations under the Pension Schemes to pay all relevant contributions and premiums.

F.6      EXEMPT APPROVAL

         The Retirement Fund and the Richard Ellis Structured Finance Limited Retirement Scheme are, and have been with effect from the date of their commencement, (within the meaning of Section 592(1) of the TA) exempt approved schemes and so far as the Covenantors are aware there is no reason why such approval might be withdrawn or cease to apply.

F.7      CONTRACTING OUT

         No employee of the Company is in contracted-out employment as defined in the Pension Schemes Act 1993.

F.8      INSURANCE OF DEATH BENEFITS

         All lump sum death benefits which may be payable under the Pension Schemes (other than a refund of members' contributions with interest where appropriate) are fully insured with an insurance company of good repute authorised to carry on long-term insurance business under the Insurance Companies Act 1982. All policies and contracts under which such benefits are insured are enforceable and there is no ground on which the insurance company concerned might avoid liability under any such policy or contract. Each member and beneficiary has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health.

F.9.     LEGAL COMPLIANCE

         So far as the Covenantors are aware the Pension Schemes have at all times been administered in all material respects in accordance with the trusts' powers and provisions of their governing documentation and have been administered in accordance with and comply with all applicable legislation and the general requirements of trust law.

F.10     NO CLAIMS OR LITIGATION

         No notice of any claim has been made or threatened against the trustees or administrator of the Pension Schemes or any company participating therein or against any person whom the Company is or may be liable to indemnify or compensate (including any complaint to the Pensions Ombudsman) in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes (other than routine claims for benefits) and so far as the Covenantors are aware there are no circumstances which may give rise to any such claim.

F.11     DISCRETIONARY BENEFITS

         No power or discretion has been exercised to augment or improve any benefit under the Pension Schemes, nor any promise or announcement made to do so.

F.12     ACCESS TO MEMBERSHIP

         Every person who is entitled to membership of the Pension Schemes has been invited to join as of the date on which he became so entitled.

F.13     PAYMENTS TO COMPANIES

         No payment has been or is proposed to be made from the Pension Schemes to any participating company.

F.14     CONTRIBUTIONS TO PERSONAL PENSIONS

         The Company has no contractual liability to make any contributions to any personal pension scheme or any retirement annuity contract of any employee or director or to make any payment of remuneration specifically referable to contributions payable by any employee or director under such scheme or contract.

F.15     FEES AND EXPENSES PAID

         All actuarial, consultancy, legal and other fees, charges or expenses which have fallen due in respect of the Pension Schemes, and whether payable by participating companies or by the trustees thereof, have been paid.

F.16     NO TAX LIABILITY

         All taxation of any nature, whether of the United Kingdom or elsewhere, for which the trustees or administrators of the Pension Schemes are liable or liable to account and which has fallen due has been duly paid.

F.17     RECORDS PROPERLY MAINTAINED

         The records of the Pension Schemes, including without prejudice to the generality of the foregoing all books of account and trustees' minutes, have been adequately maintained and all such records are in the possession of or under the control of the trustees of the Pension Schemes.

                             G.  THE GROUP AND ITS BANKERS

         BORROWINGS

G.1. The total amount borrowed by the Company from its bankers does not exceed its facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its Articles of Association, or in any debenture or loan stock deed or other instrument.

         CONTINUANCE OF FACILITIES

G.2. Accurate details of all bank or deposit accounts (whether in credit or overdrawn), overdraft, loans or other financial facilities outstanding or available to the Company including the signatures of each bank or deposit account, overdraft, loan or facility have been supplied to the Offeror and none of the Covenantors nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced. In relation to the bank or deposit accounts there have been no payments out of any such accounts except for payments in the ordinary course of the Company's business.

         EVENTS OF DEFAULT - INDEBTEDNESS

G.3. No circumstances have arisen or, to the best of the knowledge, information and belief of the Covenantors, are about to arise in consequence of the acquisition of the Company or by reason of any default by the Company or any of its Subsidiaries such that any person is, or would with the giving of notice and/or lapse of time and/or the satisfaction of any other condition become entitled to require payment before its stated maturity of, or security for, any indebtedness in respect of borrowed money of the Company and, to the best of the knowledge, information and belief of the Covenantors, no person to whom any indebtedness for borrowed money of the Company which is payable on demand is owed presently proposes to demand payment of, or security for, the same, and there is no reason to suppose that any overdraft facility of the Company will be, or is likely to be, withdrawn.

                              H.  ACCURACY OF INFORMATION

H.1 All information contained in the document in agreed form headed "Details of the Company and the Subsidiaries", Schedule 4 to this Deed and the information contained in the Offer Document in relation to the Company, its officers and any person connected (within the meaning given in Section 839 T.A.) with any of them is true and correct in all material respects and does not omit any information which would be necessary to make the information contained therein not misleading in any material respect.

                                  I.  TAXATION
                                INFORMATION AND RETURNS

         RETURNS

I.1. The Company has made all returns and supplied all information and given all notices to the Inland Revenue or other Taxation Authority as reasonably requested or required by law and, so far as the Covenantors are aware, these have been made within any requisite period. All such returns and information and notices are correct and accurate in all material respects and are not the subject of any dispute so far as the Covenantors are aware and to the best of the knowledge, information and belief of the Covenantors there are no facts or circumstances likely to give rise to or be the subject of any such dispute and all tax returns for the Company for all periods ending on or before the Accounts Date have been agreed by the Inland Revenue or other Taxation Authority.

         CLEARANCES

I.2. No action has been taken by the Company in respect of which any consent or clearance from the Inland Revenue or other Taxation Authority was legally required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and are (so far as necessary), at the date of the Offer, met.

         CLAIMS AND ELECTIONS

I.3. The Company has not made and is not subject to any claim or election under any or all of the following:-

        (a) Sections 279(1) to (6) T.C.G.A. (foreign assets: delayed remittances);

        (b)     Section 35 T.C.G.A. (capital gains: rebasing to 31 March 1982);

        (c) Section 24 T.C.G.A. (assets of negligible value or lost or destroyed);

        (d) Section 175 T.C.G.A. and Sections 152 and 153 T.C.G.A. (roll-over relief);

        (e)     Section 242 T.A. (surplus franked investment income);

        (f)     Section 247 T.A. (group income);

        (g) Sections 584 585 or 723 T.A. (foreign income etc.: delayed remittances);

        (h) Sections 75 to 77 F.A. 1986 (stamp duty on reconstructions etc.).

I.4. The Disclosure Letter contains details of all outstanding entitlements to make claims, elections, appeals and postponement applications in respect of each company other than REGL and in respect of Section 35 T.C.G.A., no period has expired being a period in which such an election in respect of the Company could have been made without the election being made.

         PAYMENT OF TAX BY INSTALLMENTS

I.5. The Company has made no election or arrangement for the payment of Tax by instalments under Sections 280 and 48 T.C.G.A.

                           PROVISION FOR AND PAYMENT OF TAX

         GENERAL

I.6. The Accounts make proper provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

         PAYMENT OF TAX

I.7. The Company has duly paid all Tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

         PAY AS YOU EARN

I.8. The Company has properly operated the P.A.Y.E. system, or any equivalent system outside the United Kingdom, deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of the Company (including any such payments within Section 134 T.A.) and duly accounted to the Inland Revenue for Tax so deducted and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided, and no P.A.Y.E. audit in respect of the Company has been made by the Inland Revenue nor has the Company been notified that any such audit will be made.

         GIVE AS YOU EARN

I.9. Details of any payroll deduction scheme pursuant to Section 202 T.A. operated by the Company are set out in the Disclosure Letter and any such scheme has been operated in accordance with that section and regulations made thereunder.

         SECONDARY LIABILITY

I.10. So far as the Covenantors are aware, no transaction or event has occurred in consequence of which the Company is or may be held liable for any Tax or deprived of relief or allowances otherwise available to it or may otherwise be held liable for or to indemnify any person in respect of any Tax for which some other company or person was primarily liable (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

                                CORPORATION TAX

         TRADING ASSETS

I.11. In the event that any asset shown in the Accounts as a fixed asset is disposed of immediately following the Offers the proceeds derived from such asset will not be treated as a trading receipt for tax purposes.

I.12.    INTENTIONALLY LEFT BLANK

         TRANSFER PRICING

I.13. The Company has not entered into any transactions to which Section 770 T.A. would apply and no notice or enquiry pursuant to Section 770 T.A. has been made in connection with any of such transactions.

         APPROPRIATIONS

I.14. Since the Accounts Date the Company has not appropriated any of its assets to or from trading stock.

I.15.    INTEREST RATE CONTRACTS ETC.

         The Company is not at the date hereof and has not since the Accounts Date been a party to any contract which is a qualifying contract for the purposes of Section 147 of the 1994 or a contract which may become a qualifying contract.

I.16     EXCHANGE GAINS AND LOSSES

         The Company is not at the date hereof and has not since the Accounts Date been:-

         (a)    the holder of a qualifying asset;

         (b)    subject to a qualifying liability; or

         (c)    party to a currency contract

         for the purposes of chapter II of the FA 1993.

I.17     CREDITOR RELATIONSHIPS

         The Company is and has since the Accounts Date been taxed on an authorised accruals basis of accounting in relation to all loan relationships which are creditor relationships as defined in Section 103 of the FA 1996 and in relation thereto:-

         (a) the accruals on which the Company is taxable are computed only by reference to interest;

         (b) if any such debt were to be repaid at its face value the Company would not suffer any charge to Tax in excess of Tax on interest accrued; and

         (c) there is no connection between the Company and the debtor as mentioned in Section 87 of the FA 1996.

I.18     DEBTOR RELATIONSHIPS

         (a) So far as the Covenantors are aware the Company will obtain Tax relief (in respect of the period between the Accounts Date and the date hereof) on an authorised accruals basis of accounting in relation to all loan relationships which are debtor relationships as mentioned in Section 103 of the FA 1996 which are now or have at any time during the period between the Accounts Date and the date hereof been outstanding and in relation to each such relationship:-

                (i) the deduction given in computing the taxable profits of the Company in consequence of that relationship will not be less than the interest accruing for the period concerned;

                (ii) the Company would suffer no adverse Tax consequences were such debts to be repaid at face value save that the Tax deduction for interest accrued would cease.

         (b) The Company has not since the Accounts Date held or been the debtor under any relevant discounted security as mentioned in
                Schedule 13 of the FA 1996.

         PENSION FUND SURPLUS

I.19. Since the Accounts Date the Company has not received any payment to which Schedule 22 T.A. applies.

                                 CAPITAL ASSETS

         CAPITAL ALLOWANCES

I.20.    (a)    No balancing charge in respect of any capital allowances (as defined in Section 832(1) T.A.) claimed or given would be made on any member of the Group on the disposal of any pool of assets
                (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) if the disposals were to be made on the date hereof and for a consideration equal to the amount of the book value thereof as shown or included in the Accounts for each of the assets.

         (b) So far as the Covenantors are aware, all necessary conditions for all capital allowances claimed by the Company were at all material times satisfied and remain satisfied and the Company has not since the Accounts Date become liable for any balancing charge.

         FINANCE LEASES

I.21.    (a)    The Company is not the lessee under any leases of plant or machinery save for the leases specified in the Disclosure Letter
                (the "Leases").

         (b) The machinery or plant subject to the Leases has in the period which is the requisite period in respect of any expenditure thereon by an owner or lessor for the purposes of Section 39(1) CAA been used and only been used for a qualifying purpose as defined by the section.

         (c) The Covenantors, after making due and reasonable enquiry, are not aware of any revenue investigation, revenue enquiry or other circumstance which indicates that any person who is or was a lessor or owner of equipment subject to any of the Leases will or may be denied the first year allowances and writing down allowances by reference to which the initial rental under that Lease was calculated.


                                 DISTRIBUTIONS

         REPAYMENTS OF SHARE CAPITAL

I.22.    (a)    The Company has not at any time after 6 April 1965 repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase (or made any contingent purchase contract within the meaning of Section 165 of the Companies Act 1985) in respect of any of its issued share capital or any class thereof. Further the Company has not after 6 April 1965 capitalised or agreed to capitalise in the form of shares debentures or other securities or in paying up amounts unpaid on any shares debentures or other securities any profits or reserves of any class or description or passed or agreed to be passed any resolution to do so.

         (b) The Company has not made (and will not be deemed to have made) any distribution within the meaning of Sections 209 and 210 T.A. in the last six years except dividends properly authorised and shown in its Accounts nor is the Company bound to make any such distribution.

         PAYMENTS TO BE TREATED AS DISTRIBUTIONS

I.23. The Company has not issued any securities (within the meaning of Section 254(1) T.A.) which remain in issue where the interest payable thereon falls to be treated as a distribution.

                                CHARGEABLE GAINS

         SALES AT BOOK VALUE

I.24. No chargeable gain would arise if any assets of the Company (other than trading stock) were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

         VALUATION OF ASSETS

I.25.    (a)    The Company has not since the Accounts Date made any disposal of part of an asset part of which is still owned by the Company at the date hereof which has required or may or will require any computation under Section 42 T.C.G.A. (part disposals of assets).

         (b) The Company has not since the Accounts Date disposed of or acquired any asset so that Section 17 T.C.G.A. might apply to restrict the consideration deemed to be given on such disposal or acquisition.

         DEPRECIATORY TRANSACTIONS

I.26. No loss which may hereafter arise on a disposal by the Company of shares in or securities of any company will or is likely to be reduced by virtue of the application of Section 176 T.C.G.A. (transactions in a group) or Section 177 T.C.G.A. (dividend stripping).

         SHARES AND SECURITIES

I.27. The Company has not acquired or sold any shares or securities or changed the rights attaching to any shares or securities since the Accounts Date.

         TRANSFERS BY WAY OF GIFT

I.28. The Company has not since the Accounts Date made any such transfer of an asset at an undervalue as is mentioned in Section 125 T.C.G.A. or received any assets by way of gift as mentioned in Section 282 T.C.G.A.

                               ANTI AVOIDANCE PROVISIONS

         TAX SCHEMES

I.29. The Company has not entered into nor been a party to nor otherwise involved in any scheme or arrangement containing one or more steps or stages having no commercial purpose and designed wholly or partly for the purpose of avoiding or deferring Tax.

         TRANSACTIONS IN SECURITIES

I.30.    The Company has not since the Accounts Date:-

         (a)    become liable for Tax; or

         (b) received and will not receive or be the subject of or be adversely affected by any Claim for Tax (arising as a result of events occurring after the Accounts Date);

         arising under or imposed by or resulting from the operation of Sections 703-709 T.A..

         TRANSACTIONS IN LAND

I.31.    The Company has not since the Accounts Date:-

         (a)    become liable for Tax; or

         (b) received and will not receive or be the subject of or be adversely affected by any Claim for Tax (arising as a result of events occurring after the Accounts Date);

         arising under or imposed by or resulting from the operation of Sections 776-778 T.A..

         SALE AND LEASE BACK OF LAND

I.32. In the last six years, the Company has not entered into any transaction as is mentioned in Sections 34-37 or Section 780 T.A.

         TRANSACTIONS BETWEEN DEALING AND ASSOCIATED COMPANY

I.33. The Company has not in the last six years entered into any transaction mentioned in Section 774 T.A.

                                    FOREIGN ELEMENT

         TREASURY CONSENTS

I.34. The Company has not without the prior consent of the Treasury entered into any of the transactions specified in Section 765(1)(c) or (d) T.A. nor did the Company prior to 15 March 1988 without such consent enter into any of the transactions specified in Section 765(1)(a) or (b) T.A.

         JURISDICTION

I.35. The Company is not liable to tax in any jurisdiction other than the country in which it was incorporated.

         TRANSFERS TO NON-RESIDENT COMPANY

I.36. The Company has not since the Accounts Date made any such transfer as is mentioned in Section 140 T.C.G.A.

         AGENCY FOR NON RESIDENTS

I.37. The Company is not assessable and has not been assessed to Tax by virtue of Section 78 T.M.A.

                                INHERITANCE TAX

         INHERITANCE TAX CHARGE

I.38 There is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company and in consequence no person has the power to raise the amount of such Tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company as mentioned in Section 212 of the I.T.A. and none of the Shares or assets of the Company are subject to an Inland Revenue charge within Section 237 of the I.T.A..

                              GROUPS OF COMPANIES

         GROUP RELIEF

I.39. The Disclosure Letter contains particulars of all arrangements relating to group relief under Sections 402-413 T.A. to which the Company is or has been a party and:-

         (a) all claims by the Company for group relief were valid when made and have been or will be allowed by way of relief from corporation tax;

         (b) the Company has not made nor is liable to make any payment for group relief otherwise than in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax;

         (c) the Company has received all payments due to it under any arrangement or agreement for surrender of group relief by it;

         (d)    no such payment exceeds or could exceed the amount permitted by
                Section 402(6) T.A..

         ADVANCE CORPORATION TAX

I.40. The Disclosure Letter contains particulars of all arrangements for the surrender under Section 240 T.A. of any amount of advance corporation tax and in respect of receipts and surrenders disclosed:-

         (a) the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set off against the Company's liability to corporation tax;

         (b) the Company has received all payments due to it for all surrenders of advance corporation tax made by it; and

         (c)    no such payment exceeds or could exceed the amount permitted by
                Section  240(8) T.A..

         COMPANIES FORM A GROUP

I.41. The Companies form a group for the purposes of Section 170 T.C.G.A. and there are no other companies which are members of that group.

                                VALUE ADDED TAX

         VALUE ADDED TAX

I.42.    (a)    The Company is a registered taxable person for the purpose of the VAT legislation and has not at any time been treated as a member of a group of companies for such purpose and has not made any application to be so treated and no circumstances exist whereby the Company would or might become liable for value added tax as an agent or otherwise by virtue of Section
                47 V.A.T.A. or any equivalent section of the VAT legislation.

         (b) The Company has (so far as the Covenantors are aware) complied in all respects with all material requirements and provisions of V.A.T.A. or any equivalent legislation outside the UK and all regulations and orders made thereunder (the "VAT LEGISLATION") and has made and maintained and will pending the date of the Offers make and maintain accurate and up-to-date records invoices accounts and other documents required by or necessary for the purposes of the VAT legislation.

                                   STAMP DUTY

         STAMP DUTY AND CAPITAL DUTY

I.43. All documents necessary to prove the Company's title to its assets have been duly stamped and since the Accounts Date the Company has not been a party to any transaction whereby the Company was or is or could become liable to stamp duty reserve tax.

                               J.  ENVIRONMENTAL MATTERS

For the purposes of this Section J:

"Disposal" means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

"Environmental Laws" means all EU, national, municipal or local statutes, regulations, bye-laws, published guidelines, published policies or rules, and Orders of any Governmental Authority and the common law (in force as at or prior to the date of this Deed), relating in whole or in part to the environment and includes those laws (all as in force as at or prior to the date of this Deed) relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance and any laws (in force as at or prior to the date of this Deed) relating to asbestos or asbestos containing materials in the environment, in the workplace or in any building located on any of the Properties;

"Environmental Notice" shall mean any citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any person, including any Governmental Authority;

"Environmental Permits" includes all permits, certificates, approvals, consents, authorisations, registrations, and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

"Governmental Authority" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental or regulatory authority, governmental tribunal or governmental commission of any kind whatever;

"Hazardous Substance" means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law, including any that may impair the quality of any waters;

"Order" means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority or other person;

"Process" means any industrial or other process or activity carried on at the Properties;

"Release" includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law; and

"Remedial Order" means any Order issued, filed or imposed pursuant to any Environmental Law and includes, without limitation, any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated.

J.1 To the best of the Covenantors' knowledge, information and belief the Company possesses all Environmental Permits necessary or desirable to operate its businesses. All operations of the Company are now and always have been in compliance in all respects with and without breach of all applicable Environmental Laws and all Environmental Permits.

J.2 The Company is not the subject of any Remedial Order, nor to the knowledge of the Covenantors, has any investigation, evaluation or other proceeding been commenced to determine whether any such Remedial Order is necessary.

J.3      To the best of the Covenantors' knowledge, information and belief,

         (a) the Company has not been charged with or convicted of an offence for non compliance with or breach of any Environmental Law nor has the Company been fined or otherwise sentenced for non-compliance with or breach of any Environmental Law nor has the Company settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law;

         (b) the Company has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure, nor is the Company under investigation related to, any breach or alleged breach of or non-compliance with any Environmental Law;

         (c) the Company has not caused or permitted the Release or Disposal of any Hazardous Substance on, from, under or to the Properties or of any Release or Disposal from a facility owned or operated by any other person, including previous owners, for which the Company may have liability;

         (d) all Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of by or on behalf of the Company have been generated, handled, stored, treated, processed, transported or disposed of in compliance with all applicable Environmental Laws and Environmental Permits; and

         (e) the Company has not received any Environmental Notice or other Order that the Company is, or is potentially, responsible for any clean-up, remediation or corrective action under any Environmental Laws and the Covenantors have no knowledge of any facts which could give rise to any such Environmental Notice or other Order.

J.4 In relation to the Company, its businesses, the Properties and the Process, the Covenantors have provided to the Offeror complete, accurate and up to date copies of all insurance appraisals, applications for relevant licences, consents, permits and authorisations, all filings and submissions made in relation thereto, all environmental audit reports and associated documentation, and health and safety reports and in each case correspondence relevant thereto in all cases since 31 December 1992.

J.5 There are no actions, claims, or proceedings (whether actual or so far as the Covenantors are aware potential) relating to liability in respect of environmental matters nor, to the best of the knowledge, information and belief of the Covenantors, is there any other, so far as the Covenantors are aware, reason to believe that the Company has or is likely to have liability in relation to environmental matters.

                             K.  TITLE AND CAPACITY

Each of the Covenantors has good title to and the necessary power and authority to enter into, to deliver and to perform his or its obligations made in this Deed and in the document containing his irrevocable undertaking to accept the Offers and any other documents executed or to be executed in connection herewith or with the Offers and to sell all his Shares and he or it will at Completion be free to transfer those Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto on the terms of this Deed and the other documents executed or to be executed in connection herewith and the entry into, delivery and performance of each of such obligations will not conflict with or be prevented by the terms of any other document or obligation binding on a Covenantor.

                                   SCHEDULE 2
                        WARRANTY AND INDEMNITY DEFENCES

1.       GENERAL

         In this Deed and in particular this Schedule, where the context so admits:-

         (a) references to the Warranties are references to the warranties, undertakings and covenants on the part of the Covenantors given or contained in Schedule 1 and Clause 2 of this Deed and, for the purposes of the limitations provided herein, all other (if any) warranties given by the Covenantors or any of them pursuant to or in connection with this Deed;

         (b) the expression "relevant claim" means a claim in respect of any of the Warranties and/or any claim against the Covenantors under the Indemnities and/or the Taxation Indemnity as the case may be;

         (c) references to a claimant are references to any person entitled to claim under the Warranties and/or the Indemnities and/or the Taxation Indemnity;

         (d) the expression "appropriate proportion" in relation to any of the Covenantors means, to the maximum extent possible, that proportion of his shares shown on the register of members as at the date of the Offer Document together with any shares allotted on the exercise of options granted under the REGL Wider Share Ownership Scheme (plus options in respect of which he has accepted the Cancellation Alternative) bears to the total issued share capital of the Company less the shareholding of B Ordinary Shareholders (plus the total number of options granted under the REGL Wider Share Ownership Scheme); and

         (e) In the event of the Offeror successfully bringing a relevant claim against the Covenantors:-

         (i) the Offeror shall not be entitled to have recourse to the personal assets of a Covenantor (other than the Common Stock and Deferred Loan Notes and proceeds thereof held or to be held in the Escrow Fund) under this Deed; and

         (ii) any limitations imposed on the Offeror in this Deed in relation to the Warranties, Indemnities and the Taxation Indemnity, including the limitations specified in Clause 1(e)(i) above, shall cease to apply to the extent there has been a fraudulent misrepresentation by a Covenantor.

2.       TIME LIMITS FOR CLAIMS

         No relevant claim may be made unless written notice of a claim under the Warranties or Indemnities shall have been given by the Offeror to the Covenantors before:-

         (a) 31 August 1999 in the case of a claim under the Warranties and the Pension Fund Indemnity other than those relating to Taxation; or

         (b) 20 February 2003 in the case of a claim under the Indemnities other than the Pension Fund Indemnity;

         (c) 20 February 2004 in the case of a claim under the Warranties relating to Taxation,

                and any relevant claim which is validly made under paragraphs
                (a) and (b) above within the required period shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on the Covenantors' Representative within nine months of written notice of the relevant claim first being given. Time shall be of the essence for the purposes of the foregoing. For the avoidance of doubt, the written notice required pursuant to paragraph 12 below shall not constitute written notice of a relevant claim unless such notice is clearly expressed to be notice of a relevant claim as opposed to notice of potential liability under the Warranties or Indemnities. Claims under the Warranties relating to Taxation shall mutatis mutandis be governed by Clause 5 of the Taxation Indemnity.

3.       MINIMUM AMOUNT

         No relevant claim may be made and no Covenantor shall be liable in respect of any of the Warranties or under the Indemnities or the Taxation Indemnity unless:-

         (a) the amount of the liability actually payable by the Covenantors under any individual claim or series of related claims exceeds L.5,000; and

         (b) the amount of the liability actually payable under such claim and under all relevant claims (each being in excess of L.5,000) exceeds L.150,000 in aggregate.

4.       THRESHOLD FOR CLAIMS

         In the event that the aggregate relevant claims (each in excess of L.5,000):-

         (a) exceed L.150,000 but are not more than L.300,000, the Offeror shall not make a relevant claim against the Covenantors but the REGL Modified Pre-tax Profit shall be decreased in the year the aggregate relevant claims exceed L.150,000 by the amount that such aggregate relevant claims exceed that threshold, and in each year thereafter in which relevant claims are made, by the amount of such claims in such years provided that REGL Modified Pre-tax Profit is only affected once in respect of the actual amount paid; and

         (b) exceed L.300,000, the Offeror shall be entitled to recover L.150,000 plus the total amount of the aggregate relevant claims in excess of L.300,000 from and only from the Escrow Fund.

5.       ESCROW ARRANGEMENTS

5.1      Deposit to Escrow

          As security for any and all relevant claims made, each Covenantor agrees that:

         (a) on Completion the Non-Alternative Stock issued as part of the Consideration ("ESCROW SHARES") shall not be delivered to him but shall be deposited with the Escrow Agent;

         (b) on each occasion on which any Deferred Loan Notes that would otherwise have been issued by the Offeror to the Covenantors ("ESCROW NOTES") such Escrow Notes shall not be delivered to the Covenantors but shall be deposited with the Escrow Agent directly by the Offeror; and

         (c) any dividend or distribution paid on the Escrow Shares shall be paid to and deposited with the Escrow Agent provided that to the extent that any such dividend or distribution gives rise to a tax liability on his Escrow Shares in the UK, 40 per cent. of the taxable amount of such dividend shall be distributed to the Covenantor.

5.2      Release from Escrow

         Subject to the retention of the Escrow Shares and the Escrow Notes ("ESCROW SECURITY") by the Escrow Agent in accordance with paragraph
         5.3 below, the Offeror and the Covenantors' Representative shall instruct the Escrow Agent to release from the Escrow Fund:-

================================================================================

         (a) to each Covenantor who was not a C Ordinary Shareholder one third of his Escrow Shares on 20 February 1999 and each succeeding 20 February, each such date being a Release Date, until all such shares have been released from the Escrow Fund;

         (b) to each Covenantor who was a C Ordinary Shareholder all his Escrow Shares on 20 February 1999, being a Release Date; and

         (c) to each Covenantor on 20 February 2000 and each succeeding 20 February, each such date being a Release Date, Escrow Notes deposited in the Escrow Fund in respect of the second preceding year until all such Escrow Notes have been released from the Escrow Fund.

5.3      Relevant Claims

         If by the Release Date it shall not have been Finally Determined whether or not the Covenantors are liable in whole or part in respect of a relevant claim and the Covenantors' Representative shall not have expressly agreed in writing that the Covenantors are so liable, the Offeror and the Covenantors' Representative shall jointly instruct the Escrow Agent to retain in the Escrow Fund (and withhold from the Escrow Security which would otherwise be released on such Release
         Date) such amount of each Covenantor's Escrow Security (firstly from Escrow Shares and secondly from Escrow Notes) representing his appropriate proportion of such amount as the Offeror and the Covenantors' Representative reasonably believe to be the value of such claim (the "RETAINED ESCROW SECURITY") and, in the absence of agreement, as determined by an independent chartered accountant selected by the parties, where such Retained Escrow Security shall be retained until it shall be Finally Determined whether or not the Covenantors are liable in whole or in part in respect thereof or the Covenantors' Representative shall agree that the Covenantors are so liable or until the provisions of paragraph 5.4 apply (as appropriate).

5.4      Disbursement of Escrow Security

         The Offeror and the Covenantors' Representative shall jointly instruct the Escrow Agent to release the Retained Escrow Security as follows in the respective circumstances:

         (a) if it is Finally Determined or agreed by the Offeror and the Covenantors' Representative that the Covenantors are liable in whole or in part in respect of a relevant claim, such amount of each Covenantor's Retained Escrow Security with an Agreed Value on the date of such Final Determination or agreement equal to such Covenantor's appropriate proportion of the value of such relevant claim (including interest and VAT thereon) in each case as Finally Determined or agreed by the Covenantors' Representative and the Offeror ("VALUE OF CLAIM") shall be transferred by the Escrow Agent as authorised agent for the Covenantor to the Offeror and the remainder of such Covenantor's Retained Escrow Security shall be transferred by the Escrow Agent as authorised agent for the Covenantor to such Covenantor;

         (b) if it is Finally Determined or agreed by the Offeror and the Covenantors' Representative that the Covenantors are not liable in whole or in part in respect of a relevant claim, each Covenantor's Retained Escrow Security shall be distributed to such Covenantor;

         (c) in the event the Agreed Value of each Covenantor's Retained Escrow Security on the date of Final Determination or agreement referred to in paragraph 5.4(a) above is less than his appropriate proportion of the Value of Claim, an amount of such Covenantor's other Escrow Security representing the difference between his appropriate proportion of the Value of Claim and the Agreed Value of the Retained Escrow Security shall be transferred by the Escrow Agent as authorised agent for the Covenantor from the Escrow Fund to the Offeror;

         (d) in the event each Covenantor's Escrow Security transferred under paragraphs 5.4(a) and (b) above is insufficient to meet such Covenantor's appropriate proportion of the value of the relevant claim the shortfall shall be carried forward and any further Escrow Security from time to time deposited to the Escrow Fund in respect of such Covenantor shall be transferred by the Escrow Agent as authorised agent for the Covenantors in accordance with paragraph 5.4(c) above until the shortfall of his appropriate proportion of the relevant claim has been met in full; and

         (e) as to each Covenantor's Retained Escrow Security or other Escrow Security, any distribution or transfer shall firstly be taken from the Escrow Shares and secondly from the Escrow Notes.

5.5      Valuation of Escrow Security

         Escrow Security shall be valued for the purposes of paragraph 5.4 (the "AGREED VALUE") as at any date as follows:-

         (a) Escrow Shares shall have an Agreed Value equal to their Market Price on such date; and

         (b) Escrow Notes shall have an Agreed Value equal to their face value.

         (c) any distribution of dividends held in the Escrow Security or cash shall be valued at the cash amount together with accrued interest.

5.6      Covenantors' Representative's Access to Escrow Fund

         (a) The Covenantors' Representative shall be entitled to recover from the Escrow Fund (as they are incurred) the amount or amounts of any and all third party costs and expenses incurred or payable on behalf of the Covenantors by the Covenantors' Representative in connection with investigating, assessing, contesting or in settlement of any disputes or relevant claims in connection with all proceedings in relation thereto or steps taken to avoid or mitigate the same whether in relation to a relevant claim made by the Offeror against the Covenantors or in pursuing a claim in accordance with paragraph 12 against third parties.

         (b) The Covenantors' costs of indemnifying the Offeror, the Company and/or any Subsidiaries under paragraph 13 shall be met at the option of the Covenantors' Representative out of the Escrow Fund.

         (c) The Offeror shall be obliged to join with the Covenantors' Representative to jointly instruct the Escrow Agent to release such amount of Escrow Security as is necessary to meet the third party costs and expenses referred to in paragraph 5.6(a) and (b) above.

5.7      Lapse of Claims

         Notwithstanding any other provision of this paragraph the Offeror shall not be entitled to continue to withhold its consent to release of Escrow Security in respect of a relevant claim unless legal proceedings in respect of such relevant claim shall have been commenced on or before the expiry of nine months from the date on which the relevant claim is notified in accordance with paragraph 12. In default of legal proceedings both issued and served having been commenced by such date the Offeror's rights to have recourse to the Escrow Security in respect of such relevant claim shall automatically lapse.

5.8      Permitted Actions

         Nothing in this schedule shall in respect of the Escrow Securities prevent the Covenantors from:-

         (a) accepting or agreeing to accept or disposing of Shares or any interest therein pursuant to acceptance of a general offer made for all the issued share capital of the Offeror (other than any such issued share capital held by the Offeror and/or any subsidiary thereof and/or persons acting in concert with the Offeror); or

         (b) disposing of any shares in the Offeror or any interest thereon where the disposal is pursuant to a statutory merger; or

         (c)    receiving interest due under the Escrow Notes,

         provided that the share certificates in respect of any shares and/or cash receivable by the Covenantors in consideration of an offer or statutory merger shall be deposited in the Escrow Fund to be held on the same terms as the Escrow Securities and

         For the purposes of this clause a person shall be deemed to dispose of a share or any interest therein if in any circumstances whatever he ceases to be the beneficial owner thereof free from all liens, charges, encumbrances or third party rights of any description or enters into an agreement or arrangement whereby he will or may cease to be such an owner thereof.

6.       APPROPRIATE PROPORTION

         The liability of each of the Covenantors in respect of any relevant claim shall not exceed his appropriate proportion of such claim.

7.       REDUCTION OF CONSIDERATION

         The amount of any successful relevant claim shall be deemed to constitute a reduction in the Consideration payable hereunder.

8.       RESTRICTIONS ON CLAIMS

         No relevant claim may be made and none of the Covenantors shall be liable under or in respect of the Warranties and/or under the Indemnities:-

         (a) if it would not have arisen but for some act, omission, transaction or arrangement carried out after Completion (otherwise than in the ordinary course of business or pursuant to a legally binding commitment binding on the Company or any Subsidiary in force on Completion) and which the Offeror was or should reasonably have been aware would give rise to the claim in question by or on behalf of all or any of the Offeror, the Company any Subsidiary or any holding company from time to time of any of them or any Subsidiary from time to time thereof and their respective successors in title;

         (b) if the fact, event or circumstance giving rise to the breach or claim or otherwise relevant thereto is disclosed in the Offer Document and this Deed (including the Schedules and any Appendices thereto) or in any document in agreed terms or, in relation to any breach of Warranty only, the Disclosure Letter;

         (c) to the extent that provision or allowance is made in the Completion Accounts and Schedule of Liabilities in respect of the matter to which the liability relates or that payment or discharge thereof is or has been taken into account therein; and

         (d) to the extent of any insurance recovered by the claimant in respect of the claim being brought. The Offeror shall procure that the Company and the Subsidiaries maintain Professional Indemnity insurance cover with substantially similar coverage as the insurance in place during the 1997 financial year provided such insurance cover is commercially available with equivalent scope and breadth (including coverage of prior acts and omissions up until Completion) and amount as had been in place at Completion, provided that the Offeror shall not be obliged to procure such insurance at a cost of more than 125% of the cost for the financial year commencing 1 May 1997.

9.       CONTINGENT LIABILITIES

         If in respect of a relevant claim under the Warranties or Indemnities the liability of the Offeror or the Company or any Subsidiary is contingent then the Covenantors shall not be liable in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual and no liability under a successful relevant claim in respect of the payment of monies shall become due to be satisfied unless and until the relevant monies become legally due and payable.

10.      DUTY TO MITIGATE

         Nothing herein or in this Deed or otherwise shall be deemed to relieve the Offeror or the Company or any Subsidiary from any common law duty to mitigate any loss or damage incurred by it or them in consequence of any matter giving rise to a relevant claim under the Warranties or Indemnities and in any event the Offeror undertakes that it will procure that following Completion insofar as relevant to the Warranties or the Indemnities or other obligations of the Covenantors under the Warranties or Indemnities:-

         (a) the Company and each Subsidiary shall take all commercially reasonable steps to perform its obligations owing to and enforce its rights against third parties including (without limitation) promptly to collect all debts the payment of which or any part of which is warranted hereunder; and

         (b) the Company and each Subsidiary shall duly and properly perform its obligations set out in or contemplated by this paragraph 10.

11.      RECOVER ONLY ONCE

         No person shall be entitled to recover any sum in respect of any relevant claim or otherwise obtain reimbursement or restitution more than once in respect of any one breach of the Warranties or claim under the Indemnities or under the Taxation Indemnity or the subject matter thereof so that for this purpose recovery by one shall be deemed to be recovery by all other persons so entitled.

12.      CONDUCT OF CLAIMS

         If any relevant claim is made or any matter comes to the notice of the Offeror or the Company or any Subsidiary or other possible claimant for which or as a result of which the Covenantors may be liable under the Warranties or the Indemnities the Offeror or the Company or Subsidiary or claimant shall, as appropriate, within 28 days after the matter first comes to its notice give written notice thereof to the Covenantors' Representative provided that any failure to give the requisite notice during that period shall not prejudice the ability of the Offeror or the Company or any Subsidiary or other possible claimant to make a claim and:-

         (a) none of them shall make any admission of liability, agreement, settlement or compromise or otherwise take any action in relation thereto without the prior written consent of the Covenantors' Representative and shall at all times promptly give the Covenantors' Representative and their professional advisers all information and documents in its or the Company's or Subsidiary's control as reasonably requested from time to time;

         (b) save as provided in paragraph 12(c), each of them will at all times permit the Covenantors' Representative, as appropriate, to take such action on their/its behalf to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the claim or the liability the subject thereof or pursue any rights of the Company or any Subsidiary in respect thereof;

         (c) paragraph 12(b) will not apply to any relevant claim which exceeds the maximum liability of the Covenantors (as set out in paragraph 5 of this Schedule 2) or to any relevant claim (other than purely monetary disputes or claims) which could reasonably be expected to have a material adverse effect on the operation of the Business or the goodwill or reputation of the Business. In respect of any such relevant claims to which this paragraph 12(c) applies, the Offeror, the Company or any Subsidiary will consult with the Covenantors' Representative and take account of all reasonable representations and views in order to avoid, dispute, resist, appeal, compromise or defend any such relevant claim.

         Provided that to the extent that there is a conflict between the provisions of this paragraph and Clause 4, Clause 4 shall prevail.

13.      APPROPRIATE STEPS TO ENFORCE RECOVERY

         Where the Offeror or the Company or any Subsidiary is entitled (whether by right of indemnity, reimbursement or any other means) to recover from some other person (not being the Offeror or the Company or any Subsidiary but including, without limitation, any Taxation authority) any sum or benefit in respect of any matter the subject of a relevant claim under the Warranties or Indemnities the Offeror or the Company or Subsidiary so entitled shall (subject to being indemnified by the Covenantors to its or their reasonable satisfaction against all costs and expenses which it or they may reasonably incur thereby) take all appropriate steps to enforce such recovery or at the option of the Covenantors it shall assign (for no consideration) to them or such of them as they may nominate in writing all of its and their rights of recovery aforesaid and the full benefit thereof and (to the extent they have previously made payments in respect of the relevant claim) account to them (or those of them as shall have made payments in respect of the relevant claim in the proportions in which such payments were made) for any amounts they recover, in accordance with paragraph 14 below.

14.      SUBSEQUENT RECOVERY

         In the event that payment is made by the Covenantors or any of them in respect of a relevant claim under the Warranties or Indemnities and the Offeror or the Company or any Subsidiary or any agent on its or their behalf or any of them subsequently recovers from the third party a sum or benefit which is referable to the subject matter of such claim, the Offeror and the Company and the relevant Subsidiary shall be jointly and severally liable forthwith after the receipt of such sum or benefit to reimburse to the Covenantors the net amount received (after deducting any costs and expenses reasonably incurred by the recipient(s) in recovering such sum or benefit from the third party) but not in any event exceeding the amount originally paid in respect of the relevant claim. For these purposes:-

         (a) a sum or benefit shall also be deemed to have been received if received by way of credit set-off or other deduction or if received in kind;

         (b) a reduction in liability to Taxation arising as a direct result of any payment made in respect of the relevant claim shall be deemed to be a sum or benefit received aforesaid;

         (c) the recipient shall be deemed to receive a credit refund or repayment for Taxation purposes when and if it would have received the same but for a liability to any Taxation not covered by the Taxation Deed;

         (d) any repayment supplement for Taxation purposes or interest (less tax) paid or received or attributable to the sum or benefit recovered shall also be accounted for to the Covenantors to the extent referable to the period after the relevant claim was satisfied.

15.      RELEVANT REPRESENTATIONS

         Save in respect of fraudulent misrepresentation none of the Covenantors shall be liable in respect of any representations, warranties, covenants, agreements, undertakings or other obligations express, implied, statutory or otherwise which are made or assumed or deemed to have been made or assumed by them or any of them in relation to or connection with the subject matter hereof which are not contained and expressly given or assumed by them in this Deed or any document in agreed form to be entered into pursuant hereto and the Offeror hereby confirms that it has not entered into this Deed or intends to make the Offers in reliance on any such representation, warranty, covenant, agreement, undertaking or other obligation.

16.      CONTINUING OBLIGATIONS

         The provisions of this Schedule shall remain in force and be fully applicable in all circumstances and in particular shall not be discharged by any breach of the Warranties or claim under the Indemnities or breach of the provisions of the Taxation Indemnity whatever its nature or consequence.

17.      MATERIAL TO BUSINESS

         When any Warranty or any provision of this Deed or the Taxation Indemnity is qualified or phrased by reference to materiality, such reference shall be construed as a reference to materiality in the context of the Business or its value as a whole, and where any Warranty contains a reference to a material adverse change or effect, such reference shall be construed as being a reference to a change or effect which is material in the context of the Business or its value taken as a whole.

                                   SCHEDULE 3
                               TAXATION INDEMNITY

1.       INTERPRETATION

1.1 The following words, expressions and abbreviations used in this Schedule shall, unless the context otherwise requires, have the following meanings:-

         "COMPLETION ACCOUNTS" means the unaudited consolidated financial statements of the Company comprising the consolidated balance sheet, profit and loss account and cash flow statement of the Group, together with the notes thereon as at and for the period ended on the Completion Accounts Date;

         "CLAIM FOR TAX" means any of the following:-

         (a)    any liability to make a payment of or in respect of Tax;

         (b) any claim, assessment, demand, notice or other document issued or action taken by or on behalf of any person authority or body whatsoever and of whatever country which claims payment of Tax or any submission, return or correspondence from which it appears that there may be a liability to Tax or Claim for Tax within (c) below; or

         (c) any non-availability or loss of or reduction of any Relief (including in particular a right to repayment) to the extent that such Relief has been shown as an asset in the Completion Accounts or the availability of which has been taken into account in computing, and so reducing or extinguishing, any provision for deferred tax which appears in the Completion Accounts (or which, but for such Relief, would have appeared in the Completion Accounts);

         "THE COMPANY" means REGL and the Subsidiaries and each of them;

         "INCOME PROFITS OR GAINS" includes any measure by reference to which Tax is computed;

         "OFFEROR'S RELIEF" means any Relief to the extent that the same has been treated as an asset in the Completion Accounts or the availability of which has been taken into account in computing, and so reducing or extinguishing any provision for deferred taxation which appears in the Completion Accounts (or which would, but for such Relief, have appeared in the Completion Accounts) or such Relief arises in respect of periods after the Completion Accounts Date;

         "RELEVANT EVENT" means every event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever done or omitted to be done by the Covenantors or the Company or which in any way concerns or affects the Company whether or not done or omitted to be done by the Company or the Covenantors;

         "RELIEF" means any allowance, credit, exemption, deduction or relief (including without prejudice to the generality of the foregoing loss relief) from, in computing, against or in respect of Tax or any right to the repayment of Tax;

         "TAXATION STATUTES" means all statutes, decrees, orders and regulations, whether domestic or foreign providing for or imposing any Tax;

         "TAX" has the meaning ascribed to it in the Deed;

         "TAXATION AUTHORITY" means any local, municipal, governmental, state, federal or fiscal revenue, customs or excise authority, body or official anywhere in the world having powers or authority in relation to Tax;

         "UTILISATION OF AN OFFEROR'S RELIEF" means the utilisation or set off of an Offeror's Relief available to the Company.

2.       INDEMNITY

2.1 Subject as specifically provided herein, each Covenantor hereby covenants severally with the Offeror to pay from time to time to the Offeror or, as the Offeror may direct, to the Company or the relevant Subsidiary (as the case may be), his appropriate proportion of an amount equal to:-

         (a) any Claim for Tax where the Claim for Tax in question arises in respect or as a result or consequence of or in connection with or by reference to:-

                (i) one or more Relevant Events occurring or entered into on or before the Completion Accounts Date; or

                (ii) any income profits or gains earned, accrued or received on or before the Completion Accounts Date; or

                (iii) the combined effect of two or more Relevant Events of which at least one shall have occurred on or before the Completion Accounts Date but only in circumstances where such Claim for Tax would not have been suffered by the Company but for the failure of any person (other than a company falling within the definition of the Company for the purposes of this
                         Deed) to discharge or pay any liability for Tax.

         (b) any reasonable third party costs and expenses properly incurred or payable in connection with any Claim for Tax the subject of a successful claim under Clause 2.1(a) or (c), including all legal proceedings relating thereto and the settlement of any Claim for Tax or rebuttal of any contention or in connection with any legal proceedings and reasonable steps taken to avoid any Claim for Tax or contention whether actual, threatened or anticipated including, for the avoidance of doubt, all reasonable third party costs or expenses properly incurred in any legal proceedings taken by the Offeror against the Covenantors under this Schedule;

         (c) the amount of each and every Utilisation of an Offeror's Relief which avoids or reduces a Claim for Tax which would otherwise have been the subject of clause 2.1(a) hereof in which case the Covenantors' liability under this Clause shall be equal to the amount which the Covenantors would have paid under Clause 2.1(a) had the Offeror's Relief utilised not been available.

2.2      The covenant contained in Clause 2.1(a) shall not apply:-

         (a) to any Claim for Tax to the extent that any Tax giving rise to the same has been paid prior to the Completion Accounts Date or to the extent that provision or reserve for the liability to which the same relates has been made in the Completion Accounts and for the purposes of this Clause 2.2(a) no provision or reserve shall be prevented from being full and sufficient if the same proves to be inadequate by reason only of an increase in rates of Tax announced after the Completion Accounts Date;

         (b) to any Claim for Tax to the extent that the same shall have arisen in consequence of any act or transaction, and which was carried out without the prior written agreement of the Covenantors by the Offeror or the Company after Completion otherwise than in the ordinary course of business of the Company or pursuant to a legally binding obligation created prior to the date of this Deed; or

         (c) to any Claim for Tax to the extent that the same is increased as a result of any failure by the Offeror or the Company to comply with its obligations under Clause 5.


         (d) to any Claim for Tax to the extent that such liability to Taxation arises or is increased by virtue of any change after Completion in the basis upon which the accounts of the Company are prepared and/or in the policies or practice adopted in the preparation of such accounts other than a change required by law or to comply with generally accepted accounting principles where the existing basis, policies or practice did not so comply; or

         (e) to the extent that the Claim for Tax would not have arisen but for the failure or omission by the Company after Completion to make any claim, election, surrender or disclaimer or give any notice or consent under any taxation statutes, the making or giving of which was taken into account in computing any provision or reserve for Tax in the Completion Accounts; or

         (f) to the extent that the Claim for Tax would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given after Completion by the Offeror or the Company or any subsidiary of them under any taxation statutes other than a claim, election, surrender disclaimer, notice or consent the making or giving of which was taken into account in computing any provision or reserve for tax in the Completion Accounts; or

         (g) to the extent that notice of the Claim for Tax, in accordance with Clause 5 hereof shall not have been given to the Covenantors on or prior to 20 February 2004; or

         (h) to the extent only that any amount otherwise subject to the covenant contained in Clause 2.1 has been recovered under the Warranties contained in this Deed; or

         (i) to the extent that the Claim for Tax is excluded by paragraph 3 of Schedule 2 to this Deed;

         (j) to the extent that the Claim for Tax would not have arisen but for any change in law or published administrative practice of any Taxation Authority, in either case after Completion with retrospective effect to periods prior to Completion.

         (k) if and to the extent that the Offeror or the Company have recovered an amount in respect of such claim from a person or persons other than the Covenantors or any other Company;

         (l) to the extent that such claim would not have arisen but for any winding-up or cessation after Completion of any trade or business carried on by the Company or the Offeror or any major change in the nature or conduct of any Company's trade after Completion;

         (m) to the extent that any Reliefs (including, for the avoidance of doubt, any such saving, reduction or payment in respect of Tax as is referred to in Clause 2.4(b) or 4.3(b) which has not previously been so used or in respect of which a payment has not already been made by the Offeror to the Covenantors) other than an Offeror's Relief, are available for offset against the liability giving rise to the claim;

         (n) to the extent the damage, liability or loss suffered or incurred by the Company has been made good or otherwise compensated for without cost to the Offeror or any Company.

2.3 The provisions of Clauses 1(b), (c), (d) and (e) (3 (Minimum Amount), 4 (Threshold for Claims), 5 (Escrow Arrangements), 6 (Appropriate Proportion), 9 (Contingent Liabilities) 11 (Recover Only Once), 16 (Continuing Obligations) and 17 (Material to Business) of Schedule 2 shall mutatis mutandis apply to this Schedule as if set out herein in full.

2.4 Subject to Clause 2.5 below, all sums payable by the Covenantors under this Schedule shall be paid free and clear of all deductions or withholdings (including Tax), unless the deduction or withholding is required by law, in which event or in the event that the Offeror shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to this Schedule, the Covenantors shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient of such sums (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to tax been incurred and:-

         (a) in applying this Clause 2.4 no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief available to the Offeror so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability; and

         (b) if following the payment of an additional amount under this Clause 2.4 the Offeror or the Company subsequently obtains a saving, reduction or payment in respect of the Tax giving rise to such additional amount (other than a reduction in Tax which would have given rise to a claim under this Schedule or been taken into account in a claim for damages under the Warranties) the Offeror shall pay to the Covenantors a sum equal to the amount of such repayment or saving (in both cases to the extent only of the said additional amount) such payment to be made within 14 days of the receipt of the repayment or the reduction of Tax due and payable as the case may be.

2.5 Clause 2.4 shall not apply if the Offeror assigns the benefit of this Deed to any other person.

3.       TIMING

3.1 For the purposes of paragraph 9 of Schedule 2, a liability giving rise to a claim under this Schedule shall be treated as being an actual tax liability on the date falling five business days after the Offeror makes written demand therefor or, if later:-

         (a) insofar as the claim arises pursuant to Clause 2.1(a) two days before the day on which a payment of Tax becomes due under or in consequence of the Claim for Tax in question or two days before the day on which any repayment (or increased repayment) of Tax which but for such Claim for Tax would have been available, would have been due;

         (b) insofar as the claim arises pursuant to Clause 2.1(b), two days before the day on which the costs and expenses fall due for payment (subject to the Offeror giving the Covenantors such evidence as they reasonably require for the purposes of ascertaining that such costs and expenses have fallen due);

         (c) insofar as the Claim for Tax arises pursuant to Clause 2.1(c), two days before the day on which an actual payment of Tax becomes due in consequence of the non-availability of the Offeror's Relief which would have been available but for the Utilisation of the Offeror's Relief.

3.2 For the purposes hereof where Tax is due or a repayment due is lost or reduced or where, but for a Utilisation of an Offeror's Relief, Tax would be due or costs and expenses fall due for payment, on more than one occasion then paragraphs (a) to (c) of Clause 3.1 shall apply separately on each such occasion (but, for the avoidance of doubt, shall not operate to extend or increase the liability of the Covenantors under this Schedule for the Claim for Tax in question).

3.3 Where, but for the non-availability of an Offeror's Relief, the Company could have surrendered the same to another company by way of Group Relief, this Schedule and in particular Clause 3.1(a) shall apply as if the Company could have saved such amount of Tax as the recipient of the Group Relief could have saved as a consequence of such Group Relief and at the same time.

3.4 If any sum due under Clause 2 is not paid by the Covenantors or due under Clause 4.3 is not paid by the Offeror by the due date the same shall carry interest (from such later date until the date of payment) at the rate of two per cent over base rate for the time being of National Westminster Bank PLC (or in the absence of such rate at such rate quoted by a bank of similar standing as the Offeror shall select) save that interest shall not start to run in respect of any payments of Tax falling within sub-Clause 3.1(a) above until two days before the day on which the Company makes the payment of Tax due.

3.5 For the avoidance of doubt, references to any payment being made by the Covenantors for the purpose of this Schedule 3 shall be references to the transfer of an Appropriate Amount of the Escrow Security in accordance with paragraph 5 of Schedule 2.

4.       RIGHT TO REIMBURSEMENTS AND CREDITS

4.1 Subject to Clause 4.3, in calculating amounts due from the Covenantors under this Schedule no account shall be taken of any entitlement of the Offeror or the Company to make any recovery in respect of that amount or the circumstances giving rise to the same from some other person or of any Relief or other benefit or saving which may become available to the Offeror or the Company in consequence of the Claim for Tax in question or the circumstances giving rise to the same.

4.2 If the Offeror or the Company is or becomes entitled to recover from some other person (not being the Company but including, inter alios, any Tax authority) any amount in respect of the Claim for Tax resulting in a payment being or becoming due by the Covenantors to the Offeror under this Schedule, then the Offeror shall promptly notify the Covenantors of the said entitlement and, if so required by the Covenantors and if the Covenantors shall undertake to pay all reasonable costs and expenses properly incurred by the Offeror and the Company, shall take all reasonable steps to enforce or procure that the Company shall enforce that recovery (keeping the Covenantors fully informed of progress) and shall apply the same in accordance with Clause 4.3.

4.3      If the Offeror or the Company receives:-

         (a)    a recovery as mentioned in Clause 4.2; or

         (b) a benefit or saving being either a reduction in Tax due and payable or any increased repayment of Tax in either case as a result of:-

                (i) credit being obtained for Tax giving rise to a claim by the Offeror under the terms of this schedule (other than a reduction in a liability to Tax which would otherwise have itself given rise to a payment hereunder or been taken into account in a claim for damages under the Warranties); and

                (ii) the utilisation of any Relief which has arisen in connection with Tax paid by the Company which has given rise to a payment by the Covenantors pursuant to Clause 2 hereof (other than where such Relief is utilised to offset or reduce a liability to Tax which would itself have given rise to a payment hereunder or been taken into account in a claim for damages under the Warranties);

                then the Offeror shall within 14 days pay to the Covenantors an amount equal to so much of the benefit received or sum recovered (less any Tax paid by the recipient in respect thereof and less any costs and expenses incurred by the Offeror and the Company) as does not exceed the amount which the Covenantors paid in respect of the Claim for Tax in question (together with so much of any interest or repayment supplement paid to the recipient of the recovery or benefit in respect thereof as corresponds to the proportion of the recovery or benefit accounted for under this Clause 4.3, less any Tax thereon).

4.4      Where any recovery or benefit is accounted for under Clause 4.3:-

         (a) the amount of the payment originally made by the Covenantors under Clause 2 shall be treated as reduced for all purposes of this Schedule (including any further application of this Clause 4) and of this Deed; and

         (b) the same shall not of itself prejudice the right of the Offeror to make further recoveries under this Schedule whether in respect of matters to which the original claim related or otherwise.

5.       RESISTANCE OF CLAIMS

5.1 If the Offeror or the Company becomes aware of any Claim for Tax (which expression shall for the avoidance of doubt include any claim which would give rise to a Claim for Tax but for a Utilisation of an Offeror's Relief) which may result in the Offeror having a claim against the Covenantors under this Schedule, the Offeror shall give notice to the Covenantors in the manner provided by this Deed as soon as is reasonably practicable and in any event, in the case of an assessment, at least 14 days before the expiry of the time limit for appealing the assessment provided that any failure to give such notice shall not prejudice the ability of the Offeror to make a claim under this Deed and:

         (a) neither the Offeror nor the Company shall make any admission of liability, agreement, settlement or compromise or otherwise take any action in relation thereto without the prior written consent of the Covenantors' Representative and shall at all times promptly give the Covenantors' Representative and their professional advisers all information and documents in the Offeror's or the Company's control as reasonably requested from time to time;

         (b) save as provided in paragraph 5.1(c), each of them will at all times permit the Covenantors' Representative, as appropriate, to take such action on their/its behalf to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the claim or the liability the subject thereof or pursue any rights of the Company in respect thereof;

         (c) paragraph 5.1(c) will not apply to any Claim for Tax which (when aggregated with any other relevant claims) exceeds the maximum liability of the Covenantors (as set out in paragraph 5 of Schedule 2 of this Deed) or to any Claim for Tax which could reasonably be expected to have a material adverse effect on the operation of the Business or the goodwill or reputation of the Business. In respect of any such Claim for Tax to which this paragraph 5.1 applies, the Offeror or the Company will consult with the Covenantors' Representative and take account of all reasonable representations and views in order to avoid, dispute, resist, appeal, compromise or defend any such Claim for Tax.

5.2 If the Covenantors do not request the Offeror or the Company to take any action or do not respond indicating that they are actively considering the matter within 21 days of the notice referred to in Clause 5.1 above, the Offeror on the Company shall be free to admit, settle, pay or discharge the Claim for Tax on such terms and conditions as it shall in its absolute discretion consider appropriate.

5.3 Any claim under this Schedule shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on the Covenantors' Representative within nine months of the date of notice given pursuant to Clause 5.1 above.

6.       MISCELLANEOUS

6.1 Any payment by the Covenantors to the Offeror pursuant to Clause 2 hereof shall, so far as possible constitute a repayment of the Consideration.

6.2 The provisions of Clause 10 (Notices) of this Deed shall apply to this Schedule as if the same were incorporated herein.

6.3 The provisions of Clause 9 (Covenantor's Representative) and of Clause 13 (waiver, amendment), 16 (counterparts), 17 (governing law) and 19 (assignment) of this Deed shall apply to this Schedule as if the same were incorporated herein.

7.       COVENANTORS TO PREPARE TAX RETURNS/MITIGATION

7.1 The Covenantors or their duly authorised agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Taxation Authorities all taxation computations of the Company relating to all accounting periods ending on or before Completion subject to all such computations, documents and correspondence relating thereto being submitted in draft form to the Offeror or its duly authorised agents for comment and approval such approval not to be unreasonably withheld or delayed. The Offeror or its duly authorised agent shall comment within 21 business days of such submission. If the Covenantors have not received any comments within 21 business days, the Offeror and its duly authorised agents shall be deemed to have approved such draft documents. If the Offeror or its duly authorised agents have any comments or suggestions, the Covenantors shall not unreasonably refuse to adopt such comment or suggestion. The Covenantors and the Offeror shall each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all such outstanding taxation computations PROVIDED THAT nothing herein shall oblige the Offeror or the Company to submit any return unless it is satisfied that it is true and accurate in all material respects.

7.2 The Offeror shall procure that the Company makes (or joins in making) such claims and elections as shall have been taken into account in the 1997 Accounts and sign such documents as the Covenantors shall reasonably require in relation to accounting periods for which the Covenantors have responsibility pursuant to paragraph 7.1 above.

7.3 The Offeror shall procure that the Company takes such reasonable steps as are necessary for the Company to use in the manner hereinafter mentioned all Reliefs arising by reason of events occurring on or before the date of Completion (other than Offeror's Reliefs) as are available to the Company to reduce or eliminate any liability of the Company to make an actual payment of Tax in respect of which the Offeror would have been able to make a claim against the Covenantors under this Schedule, the said use being to effect the reduction or elimination of any such liability to make an actual payment of Tax to the extent permitted by law PROVIDED THAT nothing in this Clause shall oblige the Offeror the Company or any Subsidiary to take any action which it reasonably believes would materially increase the Tax liability of the Company for any accounting period ended after Completion (and, for these purposes, the use of a Relief, other than an Offeror's Relief, to reduce or eliminate any liability of the Company to make an actual payment of Tax in respect of which the Offeror would have been able to make a claim under this Schedule shall not constitute a material increase of any Tax liability of the Company for any accounting period ended after Completion).

                                   SCHEDULE 4
                                 THE PROPERTIES


1. The following parts of the premises known as Berkeley Square House Berkeley Square London W1:-

         (a)    parts of the basement

         (b)    part of the First Floor

         (c)    part of Wing no. 1 on the third floor

         (d)    part of Wing no. 3 on the first floor

         (e)    part of Wing no. 3 on the third floor

         (f)    part of Wing no. 4 on the third floor

         (g)    part of Wing no. 5 on the third floor

         (h)    part of Wing no. 6 on the third floor

         (i)    part of Wing no. 7 on the third floor

         (j)    part of Wing no. 2 on the third floor

         (k)    part of Wing no. 7 on the third floor

         (l)    part of Wing no. 6 on the fourth floor

         (m)    sixteen car parking spaces

         all as more particularly described in various leases (and in the case of (m) a licence) between National Westminster Bank plc (1) (or in the case of (c) where the first party is Instance Contracts Limited) and Wildman and others trading as Richard Ellis (2)

2. Premises on the fourth and fifth floors of 73 Mosley Street Manchester as more particularly described in the Lease dated 17 November 1989 made between MIM Trustee Corporation Ltd (1) and Michael Strong and David Sizer trading as Richard Ellis (2)

3. Premises at 15, 16 and 17 Warwick Road Coventry as more particularly described in a Lease dated 28 May 1992 made between Messrs Holt (1) and Halifax Estate Agencies Limited (2)

4. Premises on the ground floor of The Corn Exchange Fenwick Street Liverpool as more particularly described in a Lease dated 25 August 1994 between AXA Equity & Law Life Assurance Society plc (1) and Richard Ellis Regional Ltd (2) and the Supplemental Lease dated 4 March 1996 between AXA Equity & Law Life Assurance Society plc (1) and Richard Ellis Regional Ltd (2)

5. Premises on the first floor of the Corn Exchange Fenwick Street Liverpool as more particularly described in a Lease dated 22 April 1997 between AXA Equity & Law Life Assurance Society plc (1) and Richard Ellis Regional Ltd (2)

6. Storerooms B1 and B2 in the Corn Exchange Fenwick Street Liverpool as more particularly described in a tenancy agreement dated 30 June 1995 between AXA Equity & Law Life Assurance Society plc (1) and Richard Ellis Regional Limited (2)

7. Third Floor Acquis House Greek Street Leeds as more particularly described in a Lease dated 10 October 1988 between the Acquis Property Company Ltd (1) and Henry Spencer & Sons Ltd (2)

8. Fourth floor offices at 85/89 Colmore Row Birmingham as more particularly described in a Lease dated 22 May 1989 between Piper Land Development Ltd (1) and Cartwright Holt Ltd (2)

9. Seventh and eighth Floors office premises at Broad Street House, 55 Old Broad Street, London EC2 as more particularly described in a sub-underlease dated 21st March 1997 between A.J.M. Huntley and Others (practising in partnership as Richard Ellis) (1) and Derby Investment Holdings Limited (2)

         Ninth and tenth Floors and Basement Store Room at Broad Street House, 55 Old Broad Street, London EC2 as more particularly described in a Reversionary Underlease dated 21st March, 1997 between Derby Investment Holdings Limited (1) and A.J.M. Huntley and Others (2).

10. First floor offices at Apsley House Glasgow as more particularly described in a Lease dated 27 January and 8 February 1994 between County Properties Group Ltd (1) and Messrs Richard Ellis (2)

11. First floor offices at Pacific House 70 Wellington Street Glasgow as more particularly described in a Lease dated 30 September and 1 November 1985 between Beta Properties Ltd (1) and Anthony Edgar Goodends and others as partners of and trustees for Richard Ellis (2)

12. Premises on the first floor of 12/14 Albert Road, Middlesborough as more particularly described in a Lease dated 22 October 1990 between West End & Metropolitan Estates Limited (1) and Halifax (NW) Limited
         (2)

13. Premises on the second and third floors of Eagle Buildings, 64 Cross Street, Manchester as more particularly described in a Lease dated 23 March 1992 between The Norwich Union Life Insurance Society (1) and Halifax Estate Agencies Limited (2)

14. Premises on the third floor of the Gladstone Buildings, 1-5 St James' Row, Sheffield as more particularly described in a Lease dated 3 May 1989 between Sun Life Assurance Company of Canada (UK) Limited (1) and Halifax (NW) Limited (2).

15. Basement Storeroom in Broad Street House, 55 Old Broad Street, London EC2 as more particularly described in a supplemental underlease dated 28 February 1980 between City and West End Properties Limited (1) and Midland Bank Finance Corporation (2).

                                   SCHEDULE 5
                          PART A: COMPLETION ACCOUNTS



1.       NET ASSET VALUE

1.1 For the purpose of determining the Net Asset Value the Offeror shall cause the Company to prepare and deliver to each party, as soon as practicable following Completion but in any event within 90 days after the Completion Accounts Date, draft Completion Accounts. The Completion Accounts shall be prepared in accordance with the Companies Acts and in accordance with generally accepted accounting principles and practices in the United Kingdom which are extant at the time of preparation, including in particular (but without limitation) the Statements of Standard Accounting Practice issued by the member bodies of the Consultative Committee of Accounting Bodies (or any successor or replacement organisation) which are extant at that time and, subject thereto, adopting the same accounting policies and practices consistently applied as those used in the preparation of the Partnership Accounts and the Accounts.

1.2 Immediately following preparation of the draft Completion Accounts, the Offeror shall review the draft Completion Accounts and determine the Net Asset Value as soon as possible and in any event not later than 30 days after the Offeror's receipt of the draft Completion Accounts.

1.3 Immediately following the Offeror's determination of the Net Asset Value, there shall be supplied to the Covenantors' Representative a statement of the Net Asset Value determination. The Covenantors' Representative shall have a period of 28 days (the "NAV AGREEMENT PERIOD") in which to review and agree or dispute the Offeror's determination of the Net Asset Value.

1.4 The Offeror's determination of the Net Asset Value shall in the absence of the service of a notice within the NAV Agreement Period by either party on the other disputing the amount so determined be deemed to constitute the final and binding agreement between the Covenantors and the Offeror as to the amount thereof.

1.5 In the event that the Net Asset Value has not been agreed by the earlier of the termination of the NAV Agreement Period or by 30 September 1998, the determination of the Net Asset Value shall be referred to an independent firm of chartered accountants agreed between the Offeror and the Covenantors' Representative or, failing agreement within 30 days of the expiry of the NAV Agreement Period, determined by the President for the time being of the Institute of Chartered Accountants in England and Wales. In appointing any such independent firm of chartered accountants, the Offeror and the Covenantors' Representative shall have the right to make representations to such independent firm of chartered accountants as to the determination of the Net Asset Value. Any independent firm of chartered accountants appointed pursuant to this paragraph 1.5 shall act as experts and not as arbitrators and their certificate shall (in the absence of manifest error) be final and binding on the Offeror and the Covenantors and the costs of any independent firm of chartered accountants appointed pursuant to this paragraph 1.5 shall be borne between the parties as it shall determine, or, in the absence of any such determination equally between the parties.

1.6 The Covenantors' Representative shall procure that each Covenantor shall, and the Offeror shall procure that the Company shall, promptly provide each other, and their respective advisers with all information (in their respective possession or control) relating to the operations of the Group or the Company as the case may be, including access at all reasonable times to all books and records, and all co-operation and assistance as may be reasonably required to:-

         (a)    enable the production of the Completion Accounts; and

         (b) enable the Offeror (or any independent firm of chartered accountants appointed pursuant to this clause) to determine the Net Asset Value.

1.7 The parties agree that from the date on which the Offers are made to the Shareholders until the later of the Completion Accounts Date or the date the Offers are declared unconditional the parties will use all reasonable endeavours to operate the business in the ordinary and usual course and will not deliberately and knowingly do any act or thing or procure the Company or any member of the Group to do any act or thing not properly done for the purpose of the Business the effect of which distorts unfairly the Calculation of the Net Asset Value.

   PART B:  SCHEDULE OF LIABILITIES AS AT 31/12/97 - NON NORMAL TRADING ITEMS

                                                      FY97            6m to 31/10      2m to       Projected       Total
                                                      L.000           L.000            31/12       from 1/1/98     L.000
                                                                                       L.000       to completion
                                                                                                   L.000
                 Interest on late paid tax                            28                                                 28
                 Incorporation costs                                   4                                                  4
                 Donaldsons deal costs                                16                                                 16
                 Insignia deal costs                                   0                562                             562
                 Associated Insignia deal costs:
                 Actuarial fees (estimated)                                                        20                    20
                 Wragges' fees (estimated)                                                         20                    20

                 PI provision (Central House)         20                                                                 20
                              (Amresco)               16                                                                 16
                              (Britannia  Hotels)                     70                                                 70
                 General PI provision                                                             100                   100
                 Surmia                              208                                 17                             225
                 Redundancies                                          0                 30                              30
                 Additional bad debt provision                                                    256                   256
                 (Schipol)
                                                     244             118                609       396                 1,367
                 Deal costs:
                 Transaction bonuses/NIC                                              1,781                           1,781
                 Legal costs                                                                      270                   270
                                                                                      1,781       270                 2,051